EXECUTION COPY

TERM LOAN CREDIT AGREEMENT
Dated as of December 2, 2010
Among
AAH HOLDINGS CORPORATION,
AMSCAN HOLDINGS, INC,
THE SUBSIDIARIES OF AMSCAN HOLDINGS, INC.
FROM TIME TO TIME PARTY HERETO,
THE FINANCIAL INSTITUTIONS PARTY HERETO
as the Lenders,
and
CREDIT SUISSE AG,
as Administrative Agent and Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC
and
GOLDMAN SACHS LENDING PARTNERS LLC
as Joint Lead Arrangers
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS LENDING PARTNERS LLC,
BARCLAYS CAPITAL,
DEUTSCHE BANK SECURITIES INC.
and
WELLS FARGO SECURITIES, LLC
as Joint Bookrunners

GOLDMAN SACHS LENDING PARTNERS LLC
and
WELLS FARGO SECURITIES, LLC
as Co-Syndication Agents

BARCLAYS CAPITAL
and
DEUTSCHE BANK SECURITIES INC.
as Co-Documentation Agents

SCHEDULES:

Schedule 1.01(a)	—	Mortgaged Properties
Schedule 2.01	—	Commitment Schedule
Schedule 3.06	—	Litigation
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 4.01(b)	—	Local Counsel
Schedule 6.01(i)	—	Existing Indebtedness
Schedule 6.01(t)	—	Corporate Leases Assigned/Sold/Transferred
Schedule 6.02	—	Existing Liens
Schedule 6.07	—	Existing Investments
Schedule 6.12	—	Transactions with Affiliates
Schedule 9.01	—	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Joinder Agreement
Exhibit E	—	Form of Borrowing Request
Exhibit F	—	Form of Promissory Note
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Auction Procedures
Exhibit I	—	Form of United States Tax Compliance Certificate

v

     TERM LOAN CREDIT AGREEMENT dated as of December 2, 2010 (this “Agreement”), among AMSCAN HOLDINGS, INC., a Delaware corporation (the “Borrower”), AAH HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), each subsidiary of the Borrower from time to time party hereto, the Lenders (as defined in Article 1), and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders hereunder.
     The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $675,000,000. The proceeds of the Term Loans are to be used solely to finance the Existing Debt Refinancing, the Special Dividend, and the Transaction Costs.
     The Lenders are willing to extend such credit to the Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABL Agent” shall mean Wells Fargo Bank, National Association, successor by merger to Wells Fargo Retail Finance, LLC, in its capacity as administrative agent and collateral agent under the Senior Secured Asset-Based Revolving Credit Facility, or any successor administrative agent or collateral agent under the Senior Secured Asset-Based Revolving Credit Facility.
     “ABL Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted by any Loan Party to secure any Indebtedness or other obligations in respect of the Senior Secured Asset-Based Revolving Credit Facility.
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Additional Lender” shall have the meaning assigned to such term in Section 2.20.
     “Adjusted LIBO Rate” means, for any Interest Period, the rate obtained by dividing (a) the LIBO Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves); provided that at no time shall the Adjusted LIBO Rate be less than 1.50% per annum.

     “Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
     “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
     “Advent” means Advent International Corporation and shall include any fund affiliated with Advent International Corporation.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control”, (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having the ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, but excluding any Person that would be an “Affiliate” solely because it is an unrelated portfolio company of either Sponsor.
     “Affiliated Debt Fund” shall mean any Affiliate of any Sponsor that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which such Sponsor and investment vehicles managed or advised by such Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make investment decisions for such entity.
     “Affiliated Lender” shall mean, at any time, any Lender that is a Sponsor at such time; provided, that notwithstanding the foregoing, “Affiliated Lender” shall not include Holdings, the Borrower or any Subsidiary of Holdings or the Borrower or any natural person.
     “Agents” means the Administrative Agent and the Collateral Agent.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus

1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
     “Applicable Margin” means, for any day (a) with respect to any LIBO Rate Loan (other than Other Term Loans) 5.25%, (b) with respect to any ABR Loan (other than Other Term Loans) 4.25%, and (c) with respect to any Other Term Loan as specified in the appropriate Incremental Assumption Agreement.
     “Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitment) of such Lender and the denominator of which is the aggregate outstanding principal amount of the Loans (or, if no Loans are then outstanding, the Commitments) of all Lenders.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC.
     “Asset Sale” means the sale by Holdings or any of its Subsidiaries to any Person other than the Borrower or any of its wholly-owned Subsidiaries of (i) any of the Capital Stock of any of Holdings’ Subsidiaries (including by the issuance of such Capital Stock), (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) sales of Cash Equivalents for the fair market value thereof, and (c) any such other assets to the extent that (x) the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less and (y) the aggregate value of such assets sold is equal to $15,000,000 or less in any Fiscal Year).
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

     “Assignment Taxes” has the meaning assigned to such term in Section 2.15(b).
     “Auction Manager” means Credit Suisse Securities (USA) LLC (“CS Securities”) (or, if CS Securities declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to CS Securities (or such other investment bank).
     “Auction Procedures” means the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Section 9.04(f) and Section 9.04(h) set forth in Exhibit H hereto.
     “Banking Services” means each and any of the following bank services provided to any Loan Party at the written request of such Loan Party by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Berkshire” means Berkshire Partners LLC and shall include any fund affiliated with Berkshire Partners LLC.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Bookrunners” means Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank Securities Inc., and Wells Fargo Securities, LLC.
     “Borrower” has the meaning assigned to such term in the preamble to this Agreement.
     “Borrowing” means any Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.
     “Borrowing Base” means, as of any date, an amount equal to the sum of:
     (1) 85% of the book value of all accounts receivable owned by the Borrower and its Subsidiaries as of such date, plus

     (2) 85% of the book value of all inventory,
     all calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information will be utilized.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit E, or such other form as shall be approved by the Administrative Agent.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Cash” means money, currency or a credit balance in any demand or Deposit Account.
     “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has Tier 1 capital (as defined in the regulations of its primary federal banking regulator) of not less than $100,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”); (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than

$250,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) with respect to Foreign Subsidiaries, investments of the types described in clause (iv) above issued by a Cash Equivalent Bank or any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $250,000,000.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement); provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives promulgated thereunder shall be deemed to be a “Change in Law”, regardless of the date enacted or adopted.
     “Change of Control” means, at any time, (i) if Sponsors shall cease to beneficially own and control 50% or more of the combined voting power of all of the Capital Stock of Holdings, (ii) any Person (other than one or more Sponsors) or Persons (other than one or more Sponsors) that are together a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have after the Closing Date obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings, (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by a majority of the board of directors of Holdings, who were either (I) directors on the Closing Date or (II) whose election or nomination for election was previously approved by a majority of such directors or by Sponsors, (iv) Holdings shall cease to own 100% of the Capital Stock of the Borrower or (v) any “change of control” or similar event under the (a) Senior Subordinated Note Indenture (or any other agreement or instrument evidencing or related to any refinancing Indebtedness with respect thereto), (b) the Senior Secured Asset-Based Revolving Credit Facility or (c) any other Indebtedness for borrowed money with an outstanding aggregate principal amount (in the case of this clause (c)) in excess of $20,000,000 shall occur.
     “Charges” has the meaning assigned to such term in Section 9.17.
     “Chester Distribution Center” means the distribution center located at 47 Elizabeth Drive, Chester, New York.
     “Chester Distribution Center Collateral” means the land and improvements comprising the Chester Distribution Center.

     “Chester Distribution Center Permanent Financing” means Indebtedness of the Borrower pursuant to that certain mortgage dated December 20, 2001 with the New York Job Development Authority in an individual principal amount, as of the Closing Date, of $7,916,919, the proceeds of which have been used by the Borrower to finance a portion of the construction and development of the Chester Distribution Center.
     “Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Incremental Term Loan Commitment or Refinancing Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Refinancing Term Loan Commitments, Refinancing Term Loans, Other Term Loans and each tranche of Extended Term Loans that have different terms and conditions, and shall be construed to be in different Classes.
     “Closing Date” means December 2, 2010, which is the date on which the conditions specified in Article 4 are satisfied (or waived in accordance with Section 9.02).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Co-Documentation Agents” means Barclays Capital, the investment banking division of Barclays Bank PLC, and Deutsche Bank Securities Inc.
     “Collateral” means any and all property of a Loan Party subject to a Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to the Collateral Documents in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
     “Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.
     “Collateral Documents” means, collectively, the Pledge and Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
     “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Assumption Agreement, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule or, otherwise, in the Assignment and Assumption, Incremental Assumption Agreement

or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Commitments is $675,000,000.
     “Commitment Schedule” means Schedule 2.01 attached hereto.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
     “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the total of (I) Consolidated Net Income for such period plus (II) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income) the amounts of:
     (a) Consolidated Interest Expense;
     (b) taxes paid and provisions for taxes based on income or profits;
     (c) total depreciation expense;
     (d) total amortization expense;
     (e) other non-cash items reducing Consolidated Net Income including without limitation provisions for minority interests, and items resulting from marking hedging obligations to market, purchase accounting, deferred rent and from compensation charges due to Capital Stock and in the case of any such Capital Stock, any charges or expenses arising out of the repricing or revaluation thereof (including, without limitation, any repricing or revaluation of Capital Stock arising out of the Transactions) (excluding any such non-cash item to the extent that it represents (x) an accrual or reserve for potential cash items in any future period, (y) amortization of a prepaid Cash item that was paid in a prior period or (z) a reserve against or write down or write-off of inventory in accordance with GAAP);
     (f) Transaction Costs;
     (g) any non-recurring or unusual Cash costs incurred in the relevant period which are properly classified as such on the income statement of Holdings in accordance with GAAP; provided that the aggregate amount of such non-recurring or unusual Cash costs included in this clause (g) incurred during any Fiscal Year shall not exceed $5,000,000;
     (h) Management Fees accrued or paid in such period (excluding any Management Fees paid in such period to the extent they represent an accrual in a prior period); and
     (i) any reasonable expenses or charges related to any issuance of Capital Stock, Investments permitted under Section 6.07, Permitted Acquisitions, asset sales permitted pursuant to Section 6.09(d), (p), (q) or (r) or Indebtedness permitted to be incurred under Section 6.01 (or related to any similar event occurring prior to the Closing Date to the extent such expenses or charges were incurred in such period), in each case whether or not consummated; and

minus (III) non-cash items increasing Consolidated Net Income for such period.
Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended or ending (as applicable) March 31, 2010, June 30, 2010 or September 30, 2010, Consolidated Adjusted EBITDA for such Fiscal Quarters shall be deemed to be $22,757,086, $49,171,500 and $32,061,682, respectively.
     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (a) any amount not paid or payable currently in cash, (b) amortization of deferred financing costs and (c) Transaction Costs otherwise included in Consolidated Interest Expense.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and (ii) any commitment fees on the unused portion of the revolving commitments as set forth in the Senior Secured Asset-Based Revolving Credit Agreement. For avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under interest rate Hedge Agreements.
     Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower and other than Amscan de Mexico, S.A. de C.V. for so long as it is treated as a consolidated subsidiary of the Borrower in accordance with GAAP) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) any net extraordinary gains or net extraordinary losses.

     “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that up to $50 million of Indebtedness outstanding permitted under Section 6.01(w) shall be excluded for purposes of determining the Leverage Ratio for purposes of clause (ii) of the proviso to Section 6.05(f).
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.
     “Co-Syndication Agents” means Goldman Sachs Lending Partners LLC and Wells Fargo Securities, LLC.
     “Credit Facility” means the Term Loans, the Extended Term Loans, the Other Term Loans or the Refinancing Term Loans, as the context may require.
     “Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

     “Declined Proceeds” has the meaning assigned to such term in Section 2.09(e).
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.
     “Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to the first anniversary of the Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (iii) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.
     “Dollars” or “$” refers to lawful money of the United States of America.

     “Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Dutch Auction” shall mean an auction conducted by Holdings, the Borrower or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 9.04(f) or Section 9.04(h), as applicable, in accordance with the procedures set forth in Exhibit H.
     “Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company, company or financial institution engaged in the business of making, investing in or purchasing commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000, (iii) any Affiliate of a Lender under common control with such Lender or (iv) an Approved Fund of a Lender, provided that in any event, “Eligible Assignee” shall not include (w) any natural person, (x) Holdings or the Borrower or any Affiliate thereof, or (y) any Sponsor or any of their respective Affiliates (it being understood that assignments to Holdings, the Borrower or an Affiliated Lender may only be made pursuant to Section 9.04(f) or Section 9.04(h), as applicable).
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities and the common law relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; and (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member.
     “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (ii) the failure to meet the minimum funding standard of Section 412 of the Code, (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
     “Event of Default” has the meaning assigned to such term in Article 7.
     “Excess Cash Flow” means, for any period, an amount (if positive) equal to:

     (i) the sum, without duplication, of the amounts for such period of Consolidated Adjusted EBITDA, minus
     (ii) the sum, without duplication, of the amounts for such period of:
     (a) scheduled repayments of Consolidated Total Debt;
     (b) capital expenditures (net of any proceeds of (x) any related financings with respect to such expenditures (other than loans under the Senior Secured Asset-Based Revolving Credit Facility or any other revolving credit facility) and (y) any sales of assets used to finance such expenditures) but only to the extent that such proceeds are not included in calculating Consolidated Net Income for the applicable period);
     (c) Consolidated Cash Interest Expense;
     (d) expenditures during such period relating to Permitted Acquisitions which are not paid for by borrowings or financed with equity;
     (e) Transaction Costs and any non-recurring or unusual Cash costs to the extent they were added back to derive Consolidated Adjusted EBITDA;
     (f) taxes based on income or profits of Holdings and its Subsidiaries payable in Cash with respect to such period; and
     (g) Management Fees pursuant to clause (h) of the definition of Consolidated Adjusted EBITDA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Excluded Subsidiary” means any (a) Domestic Subsidiary that is treated as a partnership or that is disregarded as a separate entity for federal income tax purposes and that has substantially no assets (directly or indirectly) other than the Capital Stock of Foreign Subsidiaries, (b) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary and (c) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.
     “Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder, (a) any Taxes imposed on or measured by its net income (however denominated) and franchise and similar Taxes imposed on it in lieu of net income Taxes by the United States of America, or by the jurisdiction under the laws of which such recipient is organized (or where such recipient is otherwise treated as a residing for Tax purposes), in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or in which such Lender is otherwise subject to Tax without regard to the transactions contemplated by this Agreement , (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower or any other Loan Party is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of such assignment or designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any other Loan Party with respect to such withholding Tax pursuant to Section 2.15(a), (d) any Tax attributable to its failure to comply with Section 2.15(e), (e) any withholding Tax to the extent imposed as a result of its (A) failure to comply with the applicable requirements of FATCA in such a way to reduce such tax to zero or (B) election under Section 1471(b)(3) of the Code, and (f) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code.
     “Existing Credit Agreement” means the Term Loan Credit Agreement, dated as of May 25, 2007, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto and Credit Suisse AG (f/k/a Credit Suisse), as administrative agent and collateral agent, as the same may be amended, restated, modified, refinanced, replaced, extended, renewed or supplemented from time to time.
     “Existing Debt Refinancing” means the payment in full of all amounts due or owing under the Existing Credit Agreement and the termination of all commitments thereunder and the release and discharge of all guarantees thereof and all security therefor.
     “Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(a).
     “Extending Term Lender” shall have the meaning assigned to such term in Section 2.21(a).
     “Extension” shall have the meaning assigned to such term in Section 2.21(a).
     “Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).
     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
     “FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections, whether in existence on the Closing Date or promulgated or published thereafter.

     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain Agent Fee Letter dated as of November 12, 2010, by and among the Borrower and the Administrative Agent.
     “Financial Officer” of any person means the chief financial officer, treasurer, assistant treasurer, vice president of finance or controller of such person.
     “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
     “Financial Plan” as defined in Section 5.01(i).
     “First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent, the ABL Agent, Holdings, the Borrower and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt in form and substance reasonably satisfactory to the Collateral Agent.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year or the Saturday closest to December 31 of each calendar year.
     “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.05.
     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Granting Lender” has the meaning assigned to such term in Section 9.04(e).
     “Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
     “Guarantor Percentage” has the meaning assigned to such term in Section 10.10.
     “Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, exposure to which is prohibited, limited or regulated by any Environmental Law or any Governmental Authority or which may or could pose a hazard to the health and safety or to the indoor or outdoor environment.

     “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.
     “Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
     “Holdings” has the meaning assigned to such term in the preamble to this Agreement.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000; provided that the total asset value and total revenues of all Subsidiaries designated as such shall not exceed $500,000 in the aggregate.
     “Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
     “Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.
     “Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.
     “Incremental Term Facility Maturity Date” means, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.
     “Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
     “Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Borrower.

     “Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.19 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.
     “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet in accordance with GAAP and any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or twelve months in the case of a bona fide trade payable or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all net obligations of such Person in respect of any Derivative Transaction, including, without limitation, any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any calculation of the Leverage Ratio, the Interest Coverage Ratio, the Senior Leverage Ratio or the Senior Secured Leverage Ratio under this Agreement.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information” has the meaning set forth in Section 3.11(a).
     “Information Memorandum” means the Confidential Information Memorandum dated November 15, 2010, relating to the Borrower and the Transactions.

     “Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of December 2, 2010, among the ABL Agent, as agent for the Revolving Facility Secured Parties referred to therein, the Administrative Agent, as agent for the Term Loan Secured Parties referred to therein, Holdings, the Borrower and the Subsidiaries of the Borrower from time to time party thereto (as amended, restated, modified or supplemented from time to time) or any other intercreditor agreement among the ABL Agent, one or more Senior Representatives of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and the Collateral Agent on terms that are no less favorable in any material respect to the Secured Parties as those contained in the Intercreditor Agreement dated as of the Closing Date (as amended, restated, modified or supplemented from time to time).
     “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Borrower or any of its Subsidiaries, other than dividends on Capital Stock payable solely in Capital Stock of the Borrower (other than Disqualified Capital Stock) or to the Borrower or a Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, in each case, determined on a consolidated basis in accordance with the GAAP.
     “Interest Election Request” means a request by the Borrower in the form of Exhibit G here or such other form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.05.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of March 2011) and the Maturity Date (or the Incremental Term Facility Maturity Date in the case of Incremental Term Loans, if any) and (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
     “Interest Period” means with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the written consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or a Subsidiary Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, the Borrower or any Subsidiary Guarantor), of any Capital Stock of such Subsidiary; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings, the Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).
     “Junior Financing” shall mean any Subordinated Indebtedness and any other Indebtedness that is required to be subordinated to the Obligations.
     “Junior Financing Documentation” shall mean any documentation governing any Junior Financing.
     “Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Refinancing Term Loan, or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.
     “Lenders” means the Term Lenders.
     “Leverage Ratio” means the ratio as of any date of determination of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ended as of the most recently concluded Fiscal Quarter).
     “LIBO Rate” means, with respect to any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (for delivery on the first day of such Interest Period and as set forth by the Bloomberg Information Service, or if the Bloomberg Information Service is unavailable, any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period and (b) if such rate is not available at such time for any reason, an interest rate per annum reasonably determined by the Administrative Agent in good faith to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. two (2) Business Days prior to the commencement of such Interest Period.
     “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Collateral Documents and the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
     “Loan Guarantor” means each Loan Party (other than the Borrower).
     “Loan Guaranty” means Article 10 of this Agreement.
     “Loan Parties” means Holdings, the Borrower, each Domestic Subsidiary of the Borrower, and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.
     “Loans” means the Term Loans, the Incremental Term Loans, the Refinancing Term Loans, and the Extended Term Loans.
     “Management Agreement” means the amended and restated management agreement by and among Berkshire Partners LLC, Weston Presidio Service Company LLC and the Borrower dated November 10, 2006, and any amendments made thereto.
     “Management Fees” means the fees paid by the Borrower to Sponsors under the Management Agreement in exchange for services provided to the Borrower under the Management Agreement.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means (i) a material adverse change in the condition (business, financial or otherwise), assets or results of operations of Holdings or any of its Subsidiaries, taken as a whole, or (ii) the impairment (other than as a result of circumstances of the type described in clause (i) above) in any material respect of the ability of the Loan Parties, taken as a whole, to perform, or of the Administrative Agent, Collateral Agent or the Lenders to enforce, the Obligations.
     “Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents or other agreements evidencing or relating to Indebtedness) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Material Real Estate Asset” means (i) any fee-owned Real Estate Asset owned as of the Closing Date and (ii) any fee-owned Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value in excess of $2,000,000 as of the date of acquisition thereof shall be a “Material Real Estate Asset”.
     “Maturity Date” means (i) with respect to the Term Loans, December 2, 2017 (the “Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans, the Incremental Term Facility Maturity Date; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day; provided, however, that such date will automatically become (i) January 30, 2014 for the Term Loans, Extended Term Loans, Refinancing Term Loans and Incremental Term Loans if all the Senior Subordinated Notes are not extended, renewed or refinanced pursuant to Section 6.01(p) on or prior to January 30, 2014, which Permitted Refinancing will not mature or require any scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after December 2, 2017.
     “Maximum Liability” has the meaning assigned to such term in Section 10.09.
     “Maximum Rate” has the meaning assigned to such term in Section 9.17.
     “Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(c).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 5.12.
     “Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, on owned real property of a Loan Party.

     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
     “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds (including Cash Equivalents) received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Holdings or any of its Subsidiaries or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Holdings or such Subsidiary in respect thereof, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking or sale, (c) amounts required to be prepaid pursuant to the mandatory prepayment provisions under the Senior Secured Asset-Based Revolving Credit Agreement in connection therewith, (d) in the case of a taking, the reasonable costs of putting any affected property in a safe and secure position and (e) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith; provided, however, that, (x) if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (or to acquire all of the Capital Stock of a Person substantially all of whose assets are used or useful in the business of the Borrower and its Subsidiaries) within 365 days of receipt of such proceeds, and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Insurance/Condemnation Proceeds except to the extent not so used or contractually committed with a third party that is not an Affiliate to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed with a third party that is not an Affiliate to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 365 day period and 180 days from the entry into such contractual commitment, such remaining portion shall be deemed to be Net Insurance/Condemnation Proceeds as of the date of such termination or expiry without giving effect to this proviso).
     “Net Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling costs and expenses (including reasonable broker’s fees or commissions, legal fees, deed or mortgage recording Taxes, transfer and similar Taxes, (ii) Taxes paid or reasonably estimated (by the Borrower’s good faith estimate) to be paid or payable in connection with such sale (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income Taxes imposed as a result of distributing (or the deemed distribution of) the relevant proceeds from any Subsidiary to the Borrower)), (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (v) cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Asset Sale and (vi) amounts required to be prepaid pursuant to the mandatory prepayment provisions of the Senior Secured Asset-Based Revolving Credit Agreement resulting from such Asset Sale; provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (or to acquire all of the Capital Stock of a Person substantially all of whose assets are used or useful in the business of the Borrower and its Subsidiaries) within 365 days of receipt of such proceeds, and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed with a third party that is not an Affiliate to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed with a third party that is not an Affiliate to be used, then upon the termination of such contract or if such Net Proceeds are not so used the later of such 365 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that if the amount of any estimated Taxes pursuant to subclause (ii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred in connection therewith (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing (or a deemed distribution of) the relevant proceeds from any Subsidiary to the Borrower).
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
     “Non-Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(b).
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

     “Obligated Party” has the meaning assigned to such term in Section 10.02.
     “Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agents or any indemnified party arising under the Loan Documents.
     “OFAC” has the meaning assigned to such term in Section 3.20.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, any Treasurer, Assistant Treasurer, Secretary, Assistant Secretary or Manager of the Borrower.
     “Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.
     “OID” shall have the meaning assigned to such term in Section 2.20(c).
     “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.09(b)(i).
     “Other Information” has the meaning assigned to such term in Section 3.11(b).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but not including, for the avoidance of doubt, the Excluded Taxes.
     “Other Term Loans” has the meaning assigned to such term in Section 2.19.

     “Parent Company” means (a) Holdings and (b) any other Person (i) of which the Borrower is an indirect wholly-owned Subsidiary and (ii) substantially all of the assets of which consist of its indirect investment in the Borrower.
     “Participant” has the meaning assigned to such term in Section 9.04.
     “Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).
     “Paying Guarantor” has the meaning assigned to such term in Section 10.10.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
     “Perfection Certificate” means a certificate in the form of Exhibit D to the Pledge and Security Agreement or any other form approved by the Collateral Agent.
     “Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit D-1 to the Pledge and Security Agreement or any other form approved by the Collateral Agent.
     “Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division or any operating stores of, any Person; provided that
     (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that this clause (i) shall not apply to any acquisition where the aggregate amount of consideration is less than $2,500,000;
     (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
     (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned by the Borrower or a Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.12, as applicable;
     (iv) the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such acquisition, (A) all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above and (B) an Officers’ Certificate stating that any related incurrence of Indebtedness is permitted pursuant to this Agreement; provided that this clause (iv) shall not apply to any acquisition or series of related acquisitions during a Fiscal Year where the aggregate amount of consideration for such acquisition or series of related acquisitions is less than $10,000,000, so long as the aggregate amount of consideration for such acquisition or series of related acquisitions, together with the aggregate amount of consideration for all other Permitted Acquisitions in the same Fiscal Year (excluding any Permitted Acquisition previously subject to the delivery requirements of this clause (iv)) is less than $30,000,000; and
     (v) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Holdings and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.
     “Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any property or assets of Holdings, the Borrower or any Subsidiary Guarantor other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided, that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) no Default shall exist immediately prior to or after giving effect to such incurrence, (vii) the security agreements relating to such Indebtedness are substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to (1) the Intercreditor Agreement and (2) the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Repricing Amendment” has the meaning assigned to such term in Section 9.02(b).
     “Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(m), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(m), at the time thereof, no Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 6.01(c), (i), (z) or Section 6.01(aa), is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended. When used with respect to any specified Indebtedness, “Permitted Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.
     “Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien, subordinated basis to the Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of the Senior Secured Asset-Based Revolving Credit Facility and may not be secured by any property or assets of Holdings, the Borrower or any Subsidiary Guarantor other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type and, in any event, when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vi) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to (1) the Intercreditor Agreement and (2) the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien

Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Liens” means each Lien permitted pursuant to Section 6.02.
     “Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions), in each case prior to the date that is ninety-one (91) days after the then Latest Maturity Date, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors, (iv) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdings, the Borrower or any Subsidiary, (v) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type and, in any event, when taken as a whole, are not more favorable to the lenders or investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (vi) no Default shall exist immediately prior to or after giving effect to such incurrence. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.
     “Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the Lenders.
     “Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
     “Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

     “Pro Forma Basis” means with respect to any determination of the Interest Coverage Ratio, Leverage Ratio, Senior Leverage Ratio or Senior Secured Leverage Ratio after giving effect to Permitted Acquisitions, Asset Sales or the incurrence or assumption of any Indebtedness (each, a “Subject Transaction”), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such Subject Transactions or which are to be implemented by the business subject to the Subject Transaction or by the Borrower and its Subsidiaries as a result of the Subject Transaction, are factually supportable and are expected to have a continuing impact, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and raw material and other cost savings expected to be realized in connection with the Subject Transaction, which pro forma adjustments are certified by an Officers’ Certificate and which are determined (i) on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or (ii) solely in the case of additional pro forma adjustments to Consolidated Adjusted EBITDA not determined in a manner consistent with clause (i) above (for all Subject Transactions during the period of determination) not to exceed 5.0% of pro forma Consolidated Adjusted EBITDA (as reformulated) and realizable within one year of the date of determination for the period of determination, on such other basis as may be certified by Officers’ Certificate to be in compliance with the requirements of this definition), using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
     For purposes of such calculations any Indebtedness incurred under Section 6.01(n) or otherwise incurred or assumed in connection with Permitted Acquisitions subsequent to the beginning of the four quarter calculation period, but on or prior to the date of calculation of the Leverage Ratio, Senior Leverage Ratio or Senior Secured Leverage Ratio, shall be deemed to have been incurred or assumed at the beginning of such four quarter calculation period. In addition, Permitted Acquisitions that have been made or are being made by the Borrower or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date (including through mergers or consolidations and including any related financing transactions) shall be deemed to have occurred on the first day of the four-quarter reference period.
     “Projections” means the projections of the Borrower and the Subsidiaries included in the Information Memorandum.
     “Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Credit Facility or Credit Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Credit Facility or Credit Facilities at such time.
     “Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.
     “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) in real property then owned by any Loan Party.
     “Refinanced Debt” shall have the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.
     “Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent, (c) each Additional Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.
     “Refinancing Term Loan Commitments” shall mean one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.
     “Refinancing Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.
     “Register” has the meaning assigned to such term in Section 9.04.
     “Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
     “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
     “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
     “Related Agreement” means the Management Agreement.
     “Related Funds” has the meaning assigned thereto in Section 9.04.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, advisors and successors and assigns of such Person and such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Repayment Date” has the meaning assigned to such term in Section 2.07(a).
     “Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBO Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans (including, for the avoidance of doubt, a Permitted Repricing Amendment).
     “Required Class Lenders” means, as of any date of determination, subject to the provisions of Section 9.04(g), Lenders of a Class having more than 50% of the sum of the outstanding Loans and unused Commitments of the applicable Class.
     “Required Lenders” means, as of any date of determination, subject to the provisions of Section 9.04(g), Lenders having more than 50% of the sum of all outstanding Loans at such time.
     “Requirements of Law” means, with respect to any Person, collectively, the Organizational Documents of such Person and the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Article 4), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or the Borrower now or hereafter outstanding; (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness and (v) any payment of management or similar fees to the Sponsor or any of its Affiliates.
     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.
     “Scheduled Loan Repayment” has the meaning assigned to such term in Section 2.07(a).
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
     “Second Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, in form and substance reasonably satisfactory to the Collateral Agent.
     “Secured Hedging Obligations” means all Hedging Obligations under each Hedge Agreement that (a) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date with any counterparty that is the Administrative

Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedge Agreement is entered into.
     “Secured Indebtedness” means any Indebtedness secured by a Lien.
     “Secured Obligations” means all Obligations, together with all Banking Services Obligations and Secured Hedging Obligations.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earnout agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Senior Leverage Ratio” means the ratio as of any date of determination of (i) Consolidated Total Debt at such date less Subordinated Indebtedness at such date to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ended as of the most recently concluded Fiscal Quarter).
     “Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
     “Senior Secured Asset-Based Revolving Credit Agreement” means the ABL Credit Agreement dated as of August 13, 2010, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the ABL Agent, and the lenders from time to time party thereto, as the same may be amended, restated, modified, refinanced, replaced, extended, renewed or supplemented from time to time.
     “Senior Secured Asset-Based Revolving Credit Facility” means the credit facility provided under the Senior Secured Asset-Based Revolving Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.01).
     “Senior Secured Leverage Ratio” means the ratio as of any date of determination of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis as of such date to (ii) Consolidated Adjusted EBITDA for the Four-Fiscal Quarter period end or most recently ended prior to such date.
     “Senior Subordinated Notes” means the Borrower’s 8.75% Senior Subordinated Notes due 2014, in an original aggregate principal amount of $175,000,000.
     “Senior Subordinated Notes Indenture” means the Indenture dated as of April 30, 2004, among the Borrower, as issuer, certain of its subsidiaries and Holdings, as guarantors, and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes are issued.
     “Senior Subordinated Note Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any guarantee or other right in respect thereof.
     “SPC” has the meaning assigned to such term in Section 9.04(e).
     “Special Dividend” means a one-time cash dividend made on or within 3 Business Days of the Closing Date by the Borrower to Holdings in an amount not to exceed $311,600,000, the proceeds of which will be used by Holdings to make one-time cash Restricted Junior Payments to its shareholders, optionholders and warrantholders.
     “Sponsor Equity Contributions” means equity contributions made on or after the Closing Date by any Sponsor or its Affiliates and any other stockholder of Holdings on the Closing Date to Holdings.
     “Sponsors” means collectively Advent, Berkshire and Weston.
     “Subordinated Indebtedness” means (i) Indebtedness of the Borrower evidenced by the Senior Subordinated Notes and (ii) any other Indebtedness of the Borrower expressly subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to the Administrative Agent and Required Lenders.
     “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person of a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Subsidiary” means any subsidiary of Holdings other than an Unrestricted Subsidiary.
     “Subsidiary Guarantor” means each Subsidiary of the Borrower that is a Loan Party and that executes this Agreement as a Loan Guarantor on the Closing Date and each other Subsidiary of the Borrower that thereafter guarantees the Secured Obligations pursuant to the terms of this Agreement.
     “Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties in respect of the foregoing.
     “Term Lenders” means the Persons listed on the Commitment Schedule as Term Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Assumption Agreement or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
     “Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01.
     “Term Loan First Lien Collateral” has the meaning set forth in the Intercreditor Agreement.
     “Term Loans” means the term loans made to the Borrower pursuant to Section 2.01(a).
     “tranche” shall have the meaning assigning to such term in Section 2.21(a)
     “Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, the Borrower and its subsidiaries in connection with the Transactions and the transactions contemplated thereby and including, for the avoidance of doubt, any portion of the Special Dividend to the extent any such amount reduces Consolidated Net Income.
     “Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of Amendment No. 1 to the Senior Secured Asset-Based Revolving Credit Facility and all other documents entered into in connection therewith, (c) the execution, delivery and performance by all parties thereto of the Intercreditor Agreement, (d) the Existing Debt Refinancing, (e) the payment of the Special Dividend and (f) the payment of the Transaction Costs.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(e)(i)(C).
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations, but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.
     “Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.19 subsequent to the Closing Date.
     “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
     “Weston” means Weston Presidio Service LLC and shall include any fund affiliated with Weston Presidio Service LLC.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
     Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “LIBO Rate Loan” or a “LIBO Rate Borrowing”).
     Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to and including” and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04. Effectuation of Transactions. Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
     Section 1.05. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature that are used in the computation of any covenant (including the computation of any financial covenant) set forth in any Loan Document shall be construed and interpreted in accordance with GAAP, as in effect on September 30, 2010, unless otherwise agreed to by the Borrower and the Required Lenders.
     Section 1.06. Timing of Payment of Performance. Except as otherwise provided herein, when payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
ARTICLE 2
The Credits
     Section 2.01. Commitments. Subject to the terms and conditions set forth herein:
     (a) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date, in a principal amount equal to its Term Loan Commitment; provided that the gross proceeds required to be funded by each Term Lender with respect to its Term Loans shall be equal to 99.0% of the principal amount of such Term Loan. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

     (b) each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount equal to its Incremental Term Loan Commitment.
     Section 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBO Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender, (iii) the making of such LIBO Rate Loan by such domestic or foreign branch or Affiliate of such Lender shall not result in any additional tax liability to the Borrower, and (iv) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).
     (c) At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date (or the Incremental Term Facility Maturity Date with respect to Incremental Term Loans, if any).
     Section 2.03. Request for Borrowing on the Closing Date. (a) To request the making of the Loans hereunder on the Closing Date, the Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower or by telephone not later than 12:00 noon, New York City time, two (2) Business Days before the proposed Closing Date (or such later time as shall be acceptable to the Administrative Agent). A telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of the Borrowing, which shall be a Business Day;
     (iii) whether the Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;
     (iv) in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account or any other designated account to which funds are to be disbursed.
     (b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04. Funding of the Borrowing on the Closing Date. (a) Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 (noon), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of the Loans made on the Closing Date.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the Borrowing on the Closing Date. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.
     Section 2.05. Type; Interest Elections. (a) The Loans initially shall be of the Type specified in the Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period (not to exceed two (2) months’ duration) as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing (subject to the minimum amounts for Borrowings of the applicable Type specified in Section 2.02(c)) to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to or continue as an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02(c):
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and
     (iv) if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period applicable thereto.
     Section 2.06. Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.
     Section 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan, if any, on the Term Loan Maturity Date and the then unpaid principal amount of each other Loan on the applicable Maturity Date for such Loans. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date” and such payments being called “Scheduled Loan Repayments”) a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.08, 2.09(e) and 2.19(e) equal to the amount set forth below for such date), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
December 31, 2010	$1,687,500
March 31, 2011	$1,687,500
June 30, 2011	$1,687,500
September 30, 2011	$1,687,500
December 31, 2011	$1,687,500
March 31, 2012	$1,687,500
June 30, 2012	$1,687,500
September 30, 2012	$1,687,500
December 31, 2012	$1,687,500
March 31, 2013	$1,687,500
June 30, 2013	$1,687,500
September 30, 2013	$1,687,500
December 31, 2013	$1,687,500
March 31, 2014	$1,687,500
June 30, 2014	$1,687,500
September 30, 2014	$1,687,500
December 31, 2014	$1,687,500
March 31, 2015	$1,687,500
June 30, 2015	$1,687,500
September 30, 2015	$1,687,500
December 31, 2015	$1,687,500
March 31, 2016	$1,687,500
June 30, 2016	$1,687,500
September 30, 2016	$1,687,500
December 31, 2016	$1,687,500
March 31, 2017	$1,687,500
June 30, 2017	$1,687,500
September 30, 2017	$1,687,500
Maturity Date	All amounts outstanding
     (b) In the event that any Incremental Term Loans are made on an Increased Amount Date (as defined in Section 2.19), the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the applicable Incremental Assumption Agreement.
     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

     (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the Register and the accounts and records of any Lender or the Administrative Agent in respect of such matters, the Register shall control in the absence of manifest error.
     (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
     Section 2.08. Optional Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing without premium or penalty in whole or in part (but subject to Section 2.10(b) and Section 2.14).
     (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment made pursuant to this Section 2.08 shall be applied as directed by the Borrower, provided that any optional prepayment of Loans shall be applied first to ABR Loans to the full extent thereof before application to any LIBO Rate Loans in a manner that minimizes the amount of payments to be made by the Borrower pursuant to Section 2.14.
     (c) In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.09(c) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
     Section 2.09. Mandatory Prepayment of Term Loans. (a) No later than ten (10) Business Days after the date on which the financial statements with respect to each fiscal year of the Borrower are required to be delivered pursuant to Section 5.01(a), commencing with the fiscal year ending on December 31, 2011, the Borrower shall prepay outstanding Term Loans in an aggregate principal amount equal to (A) 50% of Excess Cash Flow for the fiscal year then ended, minus (B) the amount of any prepayments of Term Loans made pursuant to Section 2.08 during such fiscal year (other than any buybacks made pursuant to Section 9.04(h)), except to the extent that such prepayments were financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries; provided that (i) such percentage of Excess Cash Flow shall be reduced to 25% of such Excess Cash Flow if the Leverage Ratio at the end of such fiscal year shall be equal to or less than 3.50 to 1.00, but greater than 2.50 to 1.00, and (ii) such prepayment shall not be required if the Leverage Ratio at the end of such fiscal year shall be equal to or less than 2.50 to 1.00.
     (b) (i) Not later than the third Business Day following the receipt of Net Proceeds in respect of any Asset Sale, the Borrower shall apply an amount equal to 100% of the Net Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.09(e), provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such excess Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such excess Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such excess Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such excess Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.09(b)(i) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
     (ii) Not later than the third Business Day following the receipt of Net Insurance/Condemnation Proceeds in excess of $5,000,000 arising from any event or series of related events or in excess of $15,000,000 in any Fiscal Year, the Borrower shall apply an amount equal to 100% of such excess Net Insurance/Condemnation Proceeds to prepay outstanding Term Loans in accordance with Section 2.09(e), provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Other Applicable Indebtedness pursuant to the terms of the documentation governing such indebtedness with Net Insurance/Condemnation Proceeds, then the Borrower may apply such excess Net Insurance/Condemnation Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such excess Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such excess Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such excess Net Insurance/Condemnation Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.09(b)(ii) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
     (c) In the event that any Loan Party or any Subsidiary of a Loan Party shall receive Net Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any Subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01 (other than clause (i) of Section 6.01(z) or clause (i) of Section 6.01(aa)), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) (or, in the case of Credit Agreement Refinancing Indebtedness, on the date of) the receipt of such Net Proceeds by such Loan Party or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans in accordance with Section 2.09(d).
     (d) Except as may otherwise be set forth in any amendment contemplated by Section 2.21(c), any Refinancing Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.09 shall be applied ratably to each Class of Term Loans then outstanding; provided, that any prepayment of Term Loans pursuant to the parenthetical in Section 2.09(c) shall be applied solely to the applicable Refinanced Debt.
     (e) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to this Section 2.09, to decline all (but not a portion) of its Pro Rata Share of or other applicable share of such prepayment (such declined amounts, the “Declined Proceeds”); provided that, for the avoidance of doubt, no Lender may reject any prepayment made with proceeds of Indebtedness permitted under clause (i) of Section 6.01(z) or clause (i) of Section 6.01(aa). With respect to each Class of Term Loans, all accepted prepayments shall be applied to the repayment of the next eight scheduled repayments of such Loans (in the case of the Term Loans, required pursuant to Section 2.07) in direct order of maturity and then to the extent of any excess, ratably to the remaining scheduled repayments of such Loans (in the case of the Term Loans, required pursuant to Section 2.07); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share, subject to this Section 2.09(e) and with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Term Loans or Adjusted LIBO Rate Term Loans; provided that if no Lenders exercise their right to waive a given mandatory prepayment, the amount thereof shall be applied first to ABR Term Loans to the full extent thereof before application to LIBO Rate Term Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.14. Thereafter, the remaining Declined Proceeds may be retained by the Borrower.
     (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.09, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type and Class of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.14, but shall otherwise be without premium or penalty.
     Section 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the agency fees set forth in the Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Administrative Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Administrative Agent.
     (b) Upon and as a condition to any optional prepayment of the Term Loans pursuant to Section 2.08 (in whole or in part) any time prior to the first anniversary of the Closing Date (other than with the proceeds of an underwritten initial public offering of common stock of Holdings or the Borrower or an optional prepayment of the Term Loan in full substantially contemporaneous with a Change of Control), the Borrower shall pay a premium equal to 1.00% of the principal amount prepaid.
     Section 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
     (b) The Loans comprising each LIBO Rate Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

     (c) During the continuance of a Default under Section 7.01(a) or an Event of Default under Section 7.01(f) or Section 7.01(g), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees promptly to do), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof.
     Section 2.13. Increased Costs. (a) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.15); provided, however, that the Borrower shall not be liable for such compensation if (i) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, or (ii) the Lender invokes Section 2.18.
     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15) (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but except as provided in Section 2.18), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     Section 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender or Administrative Agent upon becoming aware of the same. In addition, each Lender or the Administrative Agent shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.
     (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested in writing by the Borrower.
     (c) Each Loan Party shall indemnify each Agent and each Lender, within ten (10) days after written demand therefor (setting forth in reasonable detail the basis and calculation of such amounts), for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Agent, Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate (including, when appropriate, by promptly applying for a refund) with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 2.15(f)) so long as such efforts would not, in the sole determination of such Agent, Lender or Issuing Bank cause the Lender or Agent, as applicable, to suffer any material economic, legal or regulatory disadvantage (the Borrower shall reimburse the Lender or Agent, as applicable, for all reasonable out-of-pocket expenses of the Lender or Agent incurred in pursuing such refund); provided, further, that the Loan Party shall not be required to compensate any Agent, Lender or Issuing Bank pursuant to this Section 2.15 for any amounts incurred more than one hundred and eighty (180) days prior to the date that such Agent or Lender notifies the Borrower of the event that gives rise to such claim; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such one hundred and eighty (180) day period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable law, and otherwise whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine, if applicable, the required rate of withholding or deduction and (B) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. In addition, each Lender and Agent shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable Law, to the extent applicable, (x) to demonstrate that payments to such Lender or Agent under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA or (y) to allow the Borrower and the Administrative Agent to determine the amount to deduct or withhold under FATCA from a payment hereunder. Without limiting the generality of the foregoing:
     (i) Any Foreign Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:
     (A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,
     (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes,
     (C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN, or
     (D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).
     (ii) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to deliver to the Borrower a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that such U.S. Lender is a United States person that is not subject to U.S. backup withholding tax.
     Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.
     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund (whether received in cash or as an overpayment applied to a future Tax payment) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15, with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.
     Section 2.16. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 1:30 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 may at the Borrower’s election be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it, except as otherwise provided, for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise specified, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
     (b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Article 7, shall upon election by the Agents or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents, second, ratably, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest due and payable in respect of the Loans and any other Secured Obligations, ratably, fourth, to (i) payment of that portion of the Obligations constituting unpaid principal of the Loans and (ii) payment of breakage, termination and other amounts owing in respect of any Secured Hedging Obligations between any Loan Party, on the one hand, and an Agent or any Lender or any of their Affiliates, on the other hand, to the extent such Secured Hedging Obligations are permitted hereunder, ratably, fifth, to the payment of any other Secured Obligation due to the Agents or any Lender (or any Affiliate thereof) by the Borrower, sixth, as provided for under the Intercreditor Agreement, and seventh, to the Borrower or as the Borrower shall direct.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.03(a), 2.16(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.13 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or such Lender determines it can no longer make or maintain LIBO Rate Loans pursuant to Section 2.18, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (if such assignee is not an existing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. Each Lender agrees that if it is replaced pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.17 to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
     Section 2.18. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBO Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBO Rate Loans or to convert ABR Borrowings to LIBO Rate Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBO Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.14 in connection with such payment). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
     Section 2.19. Incremental Term Loan Commitments. (a) The Borrower may, by written notice to the Administrative Agent (signed by a Responsible Officer of the Borrower) from time to time, request Incremental Term Loan Commitments, in an aggregate amount not to exceed $175,000,000 from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in an aggregate amount of not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (the “Increased Amount Date”), (iii) whether such Incremental Term Loan Commitments are to be commitments to make additional Term Loans or commitments to make term loans with pricing and/or amortization terms different from the Term Loans (“Other Term Loans”).
     (b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term Loans and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Latest Maturity Date, (iii) the terms applicable to each series of Other Term Loans shall not require any prepayment thereof in excess of the pro rata share of such series relative to all Term Loans (including the Term Loans made on the Closing Date and all other Term Loans) and (iv) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans. If the Applicable Margin (which, for purposes of this sentence only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Term Loans, as applicable) relating to any Incremental Term Loan Commitment exceeds the Applicable Margin relating to the Term Loans immediately prior to the effectiveness of the applicable Incremental Assumption Agreement by more than 0.50%, the Applicable Margin relating to the Term Loans shall be adjusted to be equal to the Applicable Margin relating to such Incremental Term Loan Commitment minus 0.50%.
     (c) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.02(f). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
     (d) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.19 unless (i) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.01 and such additional customary documents and filings (including amendments to the Mortgages and other Collateral Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term Loans, (ii) after giving effect to such Incremental Term Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, the Senior Secured Leverage Ratio would be no greater than 4.0 to 1.0 and (iii) both before and after giving effect to such Incremental Term Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, no Default or Event of Default shall have occurred and be continuing.

     (e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of LIBO Rate Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing. If any Incremental Term Loan is to be allocated to an existing Interest Period for a LIBO Rate Loan, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.07(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.
     Section 2.20. Refinancing Amendments.
     (a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any other bank, other financial institution or investor (any such other bank, other financial institution or investor being called an “Additional Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Refinancing Term Loans, Incremental Term Loans or Extended Term Loans), in the form of Refinancing Term Loans or Refinancing Term Loan Commitments pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (A) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided, that such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (C) will have a maturity date later than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (D) subject to clause (B) above, will have terms and conditions that are substantially identical to, or less favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt, (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans being so refinanced; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (F) the applicable yield relating to any term loans incurred pursuant to such Refinancing Amendment (each facility thereunder, the “Refinanced Facility”), as applicable, shall not exceed the applicable yield with respect to the Term Loans by more than 0.50% per annum unless the yield applicable to the Term Loans is increased so that the yield applicable to the applicable Refinanced Facility does not exceed the yield applicable to the Term Loans by more than 0.50% per annum; provided that in determining the yield applicable to the Term Loans and the applicable Refinanced Facility, (i) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the applicable Refinanced Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Refinanced Facility), (ii) customary arrangement or commitment fees payable to the Bookrunners (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the applicable Refinanced Facility shall be excluded and (iii) if the Adjusted LIBO Rate in respect of such Refinanced Facility includes a floor in excess of 1.50%, such excess shall be equated to interest margin for purposes of determining any increase to the applicable yield under the Term Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof the incurrence of the Credit Agreement Refinancing Indebtedness shall be deemed to be a Borrowing Request) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Loan Commitments).
     (b) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.20 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

     (c) This Section 2.20 shall supersede any provisions in Section 2.09, Section 2.16 or 9.02 to the contrary.
     Section 2.21. Extensions of Term Loans.
     (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans as so extended, as well as the original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to the Term Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.
     (b) If, at the time any Extension becomes effective, not all of the Term Loans that were subject to the applicable Extension Offer shall have been extended (such non-extended Term

Loans with respect to any Extension, the “Non-Extended Term Loans”), then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such new Extended Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of such new Extended Term Loans shall at any time (over the life of such new Extended Term Loans) exceed the “effective interest rate” applicable to the applicable Non-Extended Term Loans by more than 0.50% (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Margin applicable to such Non-Extended Term Loans shall be increased to the extent necessary so that at all times thereafter such Non-Extended Term Loans do not receive less “effective interest rate” than the “effective interest rate” applicable to such new Extended Term Loans minus 0.50%.
     (c) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.08 or Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.08, Section 2.09 and Section 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.
     (d) The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.21(d) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the

Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).
     (e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.
     (f) This Section 2.21 shall supersede any provisions in Section 2.09, 2.16 or Section 9.02 to the contrary.
ARTICLE 3
Representations and Warranties
     Each Loan Party represents and warrants to the Lenders that:
     Section 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02. Authorization; Enforceability. The Transactions are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
     Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and the ABL Security Documents and participation of the Orange County Industrial Development Agency, as the owner of the fee simple interest, in the Mortgage, including any amendment to an existing mortgage in favor of the Collateral Agent under the Existing Credit Agreement with respect to the Chester Distribution Center, and consent of the New York Job Development Authority to the grant of a security interest in fixtures and other personal property located at the Chester Distribution Center, (b) will not violate any Requirements of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the ABL Security Documents.
     Section 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations and cash flows and stockholders’ equity as of and for (i) the fiscal years ended December 31, 2008 and December 31, 2009, each reported on by Ernst & Young LLP, independent public accountants, and (ii) the fiscal quarter ended on September 30, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.
     (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma consolidated statements of operations and cash flows and stockholders’ equity as of September 30, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Information Memorandum (which assumptions are believed by the Borrower on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     (c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2009.
     Section 3.05. Properties. (a) As of the date of this Agreement, the Perfection Certificate sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party.
     (b) Each of the Borrower and each of the Subsidiaries has good fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Estate

Assets (including any Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of Holdings and its Subsidiaries to conduct their businesses.
     (c) As of the Closing Date, no Responsible Officer of Holdings, the Borrower or any Subsidiary has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.
     (d) To the knowledge of each Responsible Officer of the Borrower, as of the Closing Date, none of the Borrower or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
     (e) To the knowledge of each Responsible Officer of the Borrower, each of the Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (f) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.06. Litigation and Environmental Matters. (a) Other than as listed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.
     (b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (A) has

failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.
     Section 3.07. Compliance with Laws and Agreements; Licenses and Permits. (a) Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (b) Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.
     Section 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 3.10. ERISA. No ERISA Event has occurred in the five (5) year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plans, in the aggregate.
     Section 3.11. Disclosure. (a) All written information (other than the Projections and the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
     (b) The Projections and pro forma financial statements prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.
     Section 3.12. Material Contracts. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any Material Contract to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, with an aggregate principal amount in excess of $10,000,000, except, in any case, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     Section 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
     (b) The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

     Section 3.14. Insurance. Schedule 3.14 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice for similar companies engaged in the same business as the Borrower and its Subsidiaries located in similar countries.
     Section 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrower’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents, the ABL Security Documents and non-consensual Permitted Liens).
     Section 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to paragraph (l) of Article 4 and any Mortgages with respect to any Mortgaged Properties, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property, such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted under the ABL Security Documents.
     Section 3.17. Labor Disputes. As of the Closing Date, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.
     Section 3.18. Federal Reserve Regulations. (a) On the Closing Date, none of the Collateral is Margin Stock.
     (b) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (c) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.
     Section 3.19. Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Documents.
     Section 3.20. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
ARTICLE 4
Conditions
     Section 4.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender at least three (3) Business Days prior to the Closing Date pursuant to Section 2.07.
     (b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Ropes & Gray LLP, counsel for Holdings and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local or other counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01(b) (other than local counsel opinions relating to the Mortgages, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property to grant a security interest in favor of the Collateral Agent for the benefit of the Collateral Agent and the Lenders, which shall be delivered as provided in Section 5.13), in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
     (c) Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received the financial statements and pro forma financial statements referred to in Section 3.04(a) and (b).
     (d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate as of a recent date for each Loan Party from its jurisdiction of organization.
     (e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer or vice president of finance of the Borrower, dated the Closing Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article 3 are true and correct in all material respects as of such date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Closing Date with the same effect as though made on and as of such date or such earlier date, as applicable.
     (f) Fees. The Agents shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

     (g) Lien and Judgment Searches. The Administrative Agent shall have received the results of recent lien and judgment searches reasonably required by the Administrative Agent, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
     (h) Pay-Off Letter. The Administrative Agent shall have received a pay-off letter reasonably satisfactory to it in respect of the repayment of all amounts outstanding under or in respect of the Existing Credit Agreement, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral arising under the Existing Credit Agreement have been or will be terminated concurrently with such payment.
     (i) Solvency. The Administrative Agent shall have received a third party solvency opinion of Pendo Advisors, LLC, dated as of the Closing Date.
     (j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent (or its bailee) shall have received (i) the certificates representing the Capital Stock pledged pursuant to the Pledge and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent (or its bailee) pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (k) Perfection Certificate; Filings, Registrations and Recordings. The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents (except for the Mortgages, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property) or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Collateral Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (except for the Mortgages, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property) (subject to Liens permitted by Section 6.02 and, subject to the terms of the Intercreditor Agreement, the Liens granted under the ABL Security Documents).
     (l) Other Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall not have any outstanding Indebtedness or Preferred Stock other than (i) the Obligations, (ii) Indebtedness under the Senior Secured Asset-Based Revolving Credit Facility, (iii) the Senior Subordinated Notes, and (iv) Indebtedness permitted under Section 6.01.

     (m) Amendment to Senior Secured Asset-Based Revolving Credit Agreement. The Senior Secured Asset-Based Revolving Credit Agreement shall have been amended pursuant to an amendment, in form and substance reasonably satisfactory to the Administrative Agent, to, among other things, permit the incurrence of debt under this Agreement and consummate the other Transactions, and the Administrative Agent shall have received a copy of such amendment to the Senior Secured Asset-Based Revolving Credit Agreement.
     (n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.05 and Section 5.13 hereof and Section 4.10 of the Pledge and Security Agreement.
     (o) Intercreditor Agreement. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Intercreditor Agreement attached to such certificate is a true, correct and complete copy of it and such agreement is in full force and effect.
     (p) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
ARTICLE 5
Affirmative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 5.01. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery to each Lender:
     (a) Monthly Reports. As soon as available, and in any event within thirty-five (35) days after the end of each fiscal month ending after the Closing Date (or within forty-five (45) days after the end of each month (x) which ends a Fiscal Quarter or (y) for the first six months after the Closing Date), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

     (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or any later date by which under applicable Securities and Exchange Commission rules the Borrower is required to file its Quarterly Report on Form 10-Q) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (including with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
     (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or any later date by which under applicable Securities and Exchange Commission rules the Borrower is required to file its Annual Report on Form 10-K), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (with respect to statements of income, a breakdown between wholesale and retail operations) statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to this Section 5.01(c) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to Section 5.01(d) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;
     (d) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries (i) pursuant to Section 5.01(b) and 5.01(c) a duly executed and completed Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Article 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period and (ii) pursuant to Section 5.01(c) with respect to any Net Proceeds received by the Borrower or any of its Subsidiaries during the Fiscal Year covered by such financial statements, whether or not all or any portion of such Net Proceeds have been re-invested or committed to be re-invested pursuant to the definition of Net Proceeds;
     (e) Statements of Reconciliation After Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2009, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation in form and substance reasonably satisfactory to the Administrative Agent;
     (f) Notice of Default. Promptly upon any officer of Holdings or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 7.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
     (g) Notice of Litigation. Promptly upon any officer of Holdings or the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders and their counsel to evaluate such matters;

     (h) ERISA. (i) Promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, and (ii) upon reasonable prior request and with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor or ERISA Affiliate concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
     (i) Financial Plan. As soon as practicable and in any event no later than forty-five (45) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of the first such Fiscal Year;
     (j) Insurance Report. Together with the financial statements required by Section 5.01(c) for each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;
     (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings;
     (l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days after any Material Contract of the Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Borrower or such Subsidiary, as the case may be;
     (m) Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization (to the extent permitted by the Pledge and Security Agreement) or (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

     (n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), the Borrower shall deliver to the Collateral Agent a Perfection Certificate Supplement either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and
     (o) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or similar form) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (B) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.
     Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
     Section 5.02. Existence. Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

     Section 5.03. Payment of Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (ii) failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
     Section 5.04. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.
     Section 5.05. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder for any covered loss in excess of $1,500,000 and provides for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

     Section 5.06. Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that, excluding such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year, absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
     Section 5.07. Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.
     Section 5.08. Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have a Material Adverse Effect.
     Section 5.09. Environmental.
     (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent and the Lenders:
     (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that might reasonably be expected to have a Material Adverse Effect;
     (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by the Borrower or any of its Subsidiaries or any other Persons of which the Borrower has knowledge in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that reasonably could be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
     (iii) as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported by the Borrower or any of its Subsidiaries to any federal, state or local governmental or regulatory agency, and (3) any request made to the Borrower or any of its Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect;
     (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) result in the Borrower or any of its Subsidiaries failing to maintain in full force and effect all material Governmental Authorizations required under any Environmental Law for their respective operations and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Law; and
     (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).
     (b) Hazardous Materials Activities, Etc. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 5.10. Maintenance of Ratings. Holdings and the Borrower shall use their commercially reasonable efforts to (i) maintain a corporate rating of the Borrower from S&P and a corporate family rating of the Borrower from Moody’s and (ii) cause the credit facility provided for herein to be continuously rated by S&P and Moody’s.
     Section 5.11. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.
     Section 5.12. Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) formed or acquired after the date of this Agreement to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders and each other Secured Party, in each case to the extent required by the terms thereof, in any property (subject to the limitations with respect to Capital Stock set forth in paragraph (b) of this Section 5.12, the limitations with respect to real property set forth in paragraph (e) of this Section 5.12, and any other limitations set forth in the Pledge and Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.
     (b) The Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for Federal income tax purposes that holds Capital Stock of a Foreign Subsidiary whose Capital Stock is pledged pursuant to clause (ii) below or any other Excluded Subsidiaries and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary (other than Excluded Subsidiaries) directly owned by the Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to Permitted Liens and the Intercreditor Agreement) perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agents shall reasonably request.
     (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agents such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article 4, as applicable, which the Agents may, from time to time, reasonably request) to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (to the extent required therein), all at the expense of the Loan Parties.
     (d) Subject to the limitations set forth or referred to in this Section 5.12, if any Material Real Estate Assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Pledge and Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
     (e) Notwithstanding anything to the contrary in this Section 5.12, real property required to be mortgaged under this Section 5.12, shall be limited to Material Real Estate Assets (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with the Borrower).
     Section 5.13. Post-closing Items. (a) Holdings and the Borrower shall, and the Borrower shall cause each Subsidiary to, take all necessary actions to within 30 days following the Closing Date or such longer period as the Administrative Agent may agree in its sole discretion (or 90 days or such longer period as the Administrative Agent may agree in its sole discretion in the case of the Mortgage with respect to the Chester Distribution Center, including any amendment to an existing mortgage in favor of the Collateral Agent with respect thereto) cause the Mortgages, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property, to be recorded and in connection therewith deliver title insurance policies, or bringdowns thereof (including endorsements thereon), existing surveys, local counsel opinions and other documentation that the Administrative Agent shall reasonably require.
     (b) Holdings and the Borrower shall, and the Borrower shall cause each Subsidiary to, take all necessary actions to within 30 Business Days following the Closing Date or such longer period as the Administrative Agent may agree in its sole discretion cause clause (ii) of Section 5.05(b)(ii) to be satisfied.
ARTICLE 6
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 6.01. Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
     (a) the Obligations;
     (b) (i) Indebtedness of any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor, or of the Borrower to any Subsidiary Guarantor; provided (ii) all such Indebtedness shall be evidenced by intercompany promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (iii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent and (iv) any Indebtedness owed by a Foreign Subsidiary to a Loan Party; provided that (v) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant the Pledge and Security Agreement and (vi) the aggregate outstanding principal amount of Indebtedness of, and the aggregate amount of Investments in, Foreign Subsidiaries pursuant to this Section 6.01(b)(iv), Section 6.01(j), Section 6.01(q) and Section 6.07(g) shall not exceed $60,000,000 at any time outstanding;
     (c) the Senior Subordinated Notes;
     (d) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, contingent earnout obligations incurred in connection with Asset Sales or other sales or purchases of assets, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;
     (e) Indebtedness which may be deemed to exist pursuant to any guaranties or performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
     (f) Indebtedness in respect of Banking Services Obligations and other netting services, overdraft protections and otherwise in connection with Deposit Accounts;
     (g) guaranties of the obligations of suppliers, customers, franchisees and licensees by the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;
     (h) guaranties by the Borrower of Indebtedness or other obligations of a Subsidiary Guarantor or guaranties by a Subsidiary of the Borrower of Indebtedness or other obligations of the Borrower or a Subsidiary Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or obligations not prohibited by this Agreement; provided that (x) no Guarantee by Holdings or any Subsidiary of any Indebtedness permitted pursuant to Section 6.01(w), the Senior Subordinated Notes, any Junior Financing, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (y) if the Indebtedness being Guaranteed is Junior Financing, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Junior Financing;
     (i) Indebtedness described in Schedule 6.01(i);
     (j) the Borrower’s Foreign Subsidiaries may become and remain liable with respect to Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness of, and the aggregate amount of Investments in, Foreign Subsidiaries pursuant to Section 6.01(b)(iv), this Section 6.01(j), Section 6.01(q) and Section 6.07(g) shall not exceed $60,000,000 at any time outstanding;
     (k) Indebtedness of the Borrower and its Subsidiaries with respect to the Chester Distribution Center Permanent Financing;
     (l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
     (m) Indebtedness with respect to Capital Leases and purchase money Indebtedness, in each case incurred within 180 days of the acquisition or completion of construction or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding (including any Indebtedness acquired in connection with a Permitted Acquisition); provided any such Indebtedness (i) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness and (ii) shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;
     (n) Indebtedness of a Person that becomes a Subsidiary or Indebtedness assumed in connection with a Permitted Acquisition after the Closing Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) the aggregate amount of such Indebtedness shall not exceed $50,000,000 at any time outstanding;
     (o) Indebtedness of Holdings owed to stockholders to repurchase stock or options from such stockholders; provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent and the Arrangers, (ii) matures after the Maturity Date, (iii) requires no scheduled payment of principal or cash interest payments prior to its maturity and (iv) the aggregate amount of such Indebtedness shall not exceed $20,000,000 in any Fiscal Year and $50,000,000 in the aggregate from the Closing Date to the date of determination;
     (p) the Borrower and its Subsidiaries may become and remain liable for any Indebtedness replacing or refinancing any Indebtedness permitted under clauses (c), (i), (k), (m), (n), and (v) of this Section 6.01; provided that (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced or replaced, (ii) such Indebtedness has a final maturity on or later than the final maturity of the Indebtedness being refinanced or replaced and a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced or replaced, (iii) the covenants, defaults and prepayment provisions, taken as a whole, are not more burdensome or restrictive on the Borrower and its Subsidiaries than those applicable to the Indebtedness being refinanced or replaced, (iv) such Indebtedness is secured only by Liens permitted under Section 6.02 for the Indebtedness being refinanced or replaced, (v) such Indebtedness is incurred by the Borrower or the Subsidiary that is the obligor on the Indebtedness being refinanced or replaced, (vi) if the Indebtedness being refinanced or replaced is subordinated to the Obligations, such Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than those applicable to the Indebtedness being refinanced or replaced and (vii) Indebtedness of the Borrower or a Subsidiary shall not refinance Indebtedness of an Unrestricted Subsidiary;
     (q) Foreign Subsidiaries may become and remain liable with respect to Indebtedness in respect of other commercial letters of credit obtained in the ordinary course of business; provided that the aggregate outstanding principal amount of Indebtedness of, and the aggregate amount of Investments in, Foreign Subsidiaries pursuant to Section 6.01(b)(iv), Section 6.01(j), this Section 6.01(q) and Section 6.07(g) shall not exceed $60,000,000 at any time outstanding;
     (r) guaranties by the Borrower of Indebtedness of a Foreign Subsidiary that is permitted to be incurred pursuant to Section 6.01(j);
     (s) Indebtedness under any Hedge Agreements entered into for the purpose of hedging risks associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes;
     (t) contingent obligations in respect of corporate leases assigned, sold or otherwise transferred (i) set forth on Schedule 6.01(t) or (ii) incurred or created after the date hereof in connection with the sale of retail stores; provided that in the case of clause (ii) above all such contingent obligations shall be unsecured and shall not permit a cross-default to this Agreement;
     (u) Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $60,000,000 at any time outstanding;
     (v) Indebtedness if the Interest Coverage Ratio is at least 2.00 to 1.00, determined on a Pro Forma basis after giving effect to the incurrence of such Indebtedness;

     (w) Indebtedness incurred pursuant to the Senior Secured Asset-Based Revolving Credit Facility by the Borrower or any Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (w) then outstanding does not exceed the greater of (A) $450,000,000 and (B) the Borrowing Base at such time;
     (x) Indebtedness incurred in connection with Sale-Leaseback Transactions permitted pursuant to Section 6.11; and
     (y) without duplications of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness hereunder.
     (z) (i) Permitted Unsecured Refinancing Debt of a Loan Party and (ii) any Permitted Refinancing thereof; and
     (aa) (i) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case of a Loan Party and (ii) any Permitted Refinancing thereof.
     Section 6.02. Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
     (a) Liens granted pursuant to the Collateral Documents to secure the Secured Obligations;
     (b) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.03 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
     (c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
     (d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), or (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings and its Subsidiaries;
     (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and could not reasonably be expected to have a Material Adverse Effect;
     (f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) landlord liens permitted by the terms of any lease; (iii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to or (iv) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);
     (g) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (j) any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use or dimensions of any real property or structure thereon;
     (k) (i) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary and (ii) leases or subleases granted by Holdings or any of its Subsidiaries to third parties in respect of surplus property that the Borrower determines is not necessary to the operation of the business in the ordinary course of business; provided that such leases and subleases are on arm’s-length commercial terms and are otherwise satisfactory to the Administrative Agent;
     (l) Liens described in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such

Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01;
     (m) Liens on the Chester Distribution Center Collateral securing the Chester Distribution Center Permanent Financing; provided that such Liens attach only to the Chester Distribution Center Collateral;
     (n) (i) Liens securing Indebtedness permitted pursuant to Sections 6.01(k), (l) and (m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and (ii) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 6.01(k), (l) and (m)); provided that any such Lien not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;
     (o) (i) Indebtedness incurred pursuant to Section 6.01(n) may be secured by Liens on assets acquired or financed through the incurrence of such Indebtedness or on the assets of the newly acquired Subsidiary; provided that such Indebtedness was not created in contemplation of the acquisition of such Subsidiary by the Borrower or one of its Subsidiaries; and (ii) Liens securing Indebtedness incurred pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.01(n)); provided that such Lien shall not extend to any asset not covered by the Lien securing the Indebtedness that is refinanced;
     (p) Liens that are contractual rights of setoff relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness;
     (q) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 6.01(j);
     (r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;
     (s) Liens disclosed in a title report delivered on the Closing Date with respect to any Mortgaged Property reasonably acceptable to the Collateral Agent;
     (t) Liens securing the Indebtedness incurred pursuant to Section 6.01(w) and subject to the Intercreditor Agreement;
     (u) other Liens on assets securing Indebtedness in an aggregate amount not to exceed $15,000,000 at any time outstanding;
     (v) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

     (w) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Subsidiaries (other than an Immaterial Subsidiary), or (ii) secure any Indebtedness;
     (x) Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.01;
     (y) Liens existing on property (other than Inventory and Accounts) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary Guarantor in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Subsidiary Guarantor); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary Guarantor, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions or additions thereto);
     (z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;
     (aa) Liens placed on the Capital Stock of any non-wholly owned Subsidiary in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner; and
     (bb) Liens on the Collateral securing Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of the foregoing; provided, that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the Intercreditor Agreement and the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to the Intercreditor Agreement and the Second Lien Intercreditor Agreement.
     Section 6.03. Equitable Lien. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
     Section 6.04. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions contained in agreements with respect to Indebtedness incurred by Foreign Subsidiaries in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Foreign Subsidiary and its Subsidiaries); (c) restrictions contained in the Senior Subordinated Notes Indenture or in agreements with respect to Indebtedness incurred that refinances or replaces the Senior Subordinated Notes Indenture that are no more restrictive in any material respect than those contained in the Senior Subordinated Notes Indenture or restrictions contained in the Senior Secured Asset-Based Revolving Credit Agreement; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) Liens permitted to be incurred under Section 6.02 and restrictions in the agreements relating thereto that limit the right of the Borrower or any of its Subsidiaries to dispose of or transfer the assets subject to such Liens; (f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; (h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; (i) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (j) restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (A) no more restrictive in any material respect with respect to the Borrower or any Subsidiary Guarantor than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or (B) no more disadvantageous to the Lenders than the Senior Subordinated Notes Indenture, no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     Section 6.05. Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, except that (a) the Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued as such indenture or other agreement may be amended from time to time to the extent permitted under Section 6.14; (b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments (i) in an aggregate amount not to exceed $500,000 in any Fiscal Year, to the extent necessary to permit Holdings (or any Parent Company) to pay general administrative costs and expenses and (ii) to the extent necessary to permit Holdings (or any

Parent Company) to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings (or any Parent Company) applies the amount of any such Restricted Junior Payment for such purpose; (c) so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, Holdings (or any Parent Company) may repurchase or retire for value Capital Stock of Holdings (or any Parent Company) held by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of Holdings (or any Parent Company) or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of Holdings (or any Parent Company) or any Subsidiary (x) in exchange for notes issued pursuant to Section 6.01(o), (y) in exchange for or with the proceeds of Capital Stock of or Indebtedness issued by Holdings (or any direct or indirect parent thereof) or (z) in exchange for Cash and Cash Equivalents (and the Borrower may make Restricted Junior Payments to Holdings to make (or to make Restricted Junior Payments to permit any Parent Company to make)) in an amount not to exceed $15,000,000 in any Fiscal Year and $45,000,000 in the aggregate from the Closing Date to the date of determination; (d) the Borrower may make payments in respect of Management Fees not to exceed $2,500,000 in any fiscal year; (e) the Borrower and Holdings may pay (or make Restricted Junior Payments to permit the payment of) the Special Dividend; (f) the Borrower may replace or refinance the Senior Subordinated Notes with Indebtedness permitted by Section 6.01(p), (g) the Borrower may repay, repurchase or retire any Junior Financing with the proceeds of, or in exchange for, Qualified Capital Stock of the Borrower or any Parent Company or Indebtedness of any Parent Company so long as after giving effect to such repayment, repurchase or retirement no Event of Default shall have occurred and be continuing, (h) the Borrower may make Restricted Junior Payments (and Holdings may itself make Restricted Junior Payments with any such Restricted Junior Payments received by it from the Borrower); provided that at the time it is paid by the Borrower, (i) such Restricted Junior Payment is permitted pursuant to Section 4.07(a)(3) (which paragraph, for the avoidance of doubt, sets forth the builder basket) or Section 4.07(b)(11) of the Senior Subordinated Notes Indenture (as in effect on the date hereof and regardless of whether the obligations of the Borrower thereunder shall have been satisfied or discharged at or prior to such time the Senior Subordinated Notes Indenture shall be deemed to be in effect and binding on the Borrower for purposes of this Section 6.05) and (ii) the Senior Leverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Junior Payment, is not greater than 4.0 to 1.0; and; and provided further that any Investment made in reliance on Section 6.07(u) will be counted as a Restricted Junior Payment for purposes of determining compliance with this Section 6.05(h), and (i) the Borrower may make Restricted Junior Payments (and Holdings may itself make Restricted Junior Payments with any such Restricted Junior Payments received by it from the Borrower) in an aggregate amount (without duplication) not to exceed $20,000,000 when combined with any Investments permitted by Section 6.07(v); provided that (x) as of the date of making such Restricted Junior Payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (y) the Senior Leverage Ratio, on a Pro Forma Basis after giving effect to such Restricted Junior Payment, is not greater than 4.0 to 1.0.

     Section 6.06. Restrictions on Subsidiary Distributions. Except as provided herein, in the Senior Subordinated Note Indenture or in agreements with respect to Indebtedness that refinances or replaces Indebtedness permitted under Section 6.01(c), the Senior Secured Asset- Based Revolving Credit Agreement or (with respect to encumbrances or restrictions on the ability of any Foreign Subsidiary only) in any documentation evidencing the Indebtedness of Foreign Subsidiaries expressly permitted by Section 6.01(j) and Section 6.01(q) or except for restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (A) no more restrictive in any material respect with respect to the Borrower or any Subsidiary Guarantor than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or (B) no more disadvantageous to the Lenders than the Senior Subordinated Notes Indenture, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(k), (l), (m), (n) or (p) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Section 6.01(c), Section 6.01(k), (l), (m), or (n)) or (w) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition),which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.01 to be incurred; (v) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; and (vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.
     Section 6.07. Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:
     (a) Cash Equivalents;
     (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in wholly-owned Subsidiaries of the Borrower organized under the laws of the United States of America, any state thereof or the District of Columbia;
     (c) Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers, in each case received or made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;
     (d) intercompany loans to the extent permitted under Section 6.01(b)(i) and intercompany guaranties to the extent permitted under Sections 6.01(h) and (r);
     (e) Investments in any Person organized under the laws of the United States of America, any state thereof or the District of Columbia of which at least 80% of the capital stock and voting stock thereof will be owned by the Borrower or any Subsidiary Guarantor after giving effect to such Investment; provided that the amount of all such Investments does not exceed $20,000,000 in the aggregate for all such Investments at any time outstanding;
     (f) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.09;
     (g) the Borrower and its wholly-owned Domestic Subsidiaries may make additional Investments in their respective Foreign Subsidiaries; provided that the aggregate outstanding principal amount of Indebtedness of, and the aggregate amount of Investments in, Foreign Subsidiaries pursuant to Section 6.01(b)(iv), Section 6.01(j) and Section 6.01(q) and this Section 6.07(g) shall not exceed $60,000,000 at any time outstanding;
     (h) Investments described in Schedule 6.07 and Investments to the extent permitted under Section 6.01(t)(ii);
     (i) Investments received in lieu of Cash in connection with Asset Sales expressly permitted by Section 6.09;
     (j) Investments in any Person organized under the laws of the United States of America, any state thereof or the District of Columbia in an aggregate amount not to exceed $25,000,000 at any time outstanding;
     (k) Investments in Unrestricted Subsidiaries not to exceed $50,000,000 plus amounts that at the time of the Investment thereof could have been paid as a Restricted Junior Payment pursuant to Section 6.05 but were not so paid but were used to make an Investment in an Unrestricted Subsidiary;
     (l) loans or advances to officers, directors and employees of the Holdings and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of Holdings, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, or paid to the Borrower in connection with such purchase of Capital Stock, in an aggregate principal amount outstanding not to exceed $10,000,000 at any time outstanding;
     (m) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
     (n) Investments consisting of Indebtedness permitted under Section 6.01 or Restricted Junior Payments permitted under Section 6.05;
     (o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
     (p) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (q) advances of payroll payments to employees in the ordinary course of business;
     (r) Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings not resulting in a Change of Control;
     (s) Investments of a Subsidiary Guarantor acquired after the Closing Date or of a Person merged into or amalgamated with the Borrower or merged, amalgamated or consolidated with a Subsidiary Guarantor in accordance with Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation, or consolidation;
     (t) capital expenditures permitted hereby;
     (u) Investments made after the date hereof in or to any Person (including, without limitation, a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, and including any Foreign Subsidiary); provided that the Borrower would be permitted to make a Restricted Junior Payment pursuant to Section 6.05(h) at the time of such Investment in an amount equal to such Investment and such Investment shall be counted as a Restricted Junior Payment for purposes of determining compliance with Section 6.05(h); and
     (v) Investments made after the date hereof in or to any Person (including, without limitation, a joint venture, partnership or similar arrangement, whether in corporate partnership or other legal form, and including any Foreign Subsidiary); provided, that, (A) any such

Investment made in reliance upon this clause (v), together with any Restricted Payments made in reliance upon Section 6.05(i), shall not exceed $20,000,000 at any time outstanding and (B) as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the Senior Leverage Ratio, on a Pro Forma Basis after giving effect to such Investment, is not greater than 4.0 to 1.0.
     Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.
     Section 6.08. [Reserved].
     Section 6.09. Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
     (a) any Subsidiary of Holdings may be merged with or into the Borrower or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Subsidiary Guarantor; provided, in the case of such a merger, the Borrower or such Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person and the Lien on and security interest in such Collateral granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created in accordance with Section 5.12;
     (b) any Foreign Subsidiary of the Borrower may be merged with or into any other Foreign Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to the Borrower or any wholly-owned Subsidiary; provided, in the case of such a merger, a wholly-owned Subsidiary shall be the continuing or surviving Person; provided, further, in the case of a merger of a Foreign Subsidiary with or into a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person;
     (c) sales or other dispositions of assets that do not constitute Asset Sales;
     (d) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales permitted only pursuant to this Section 6.09(d) within the same Fiscal Year, are less than $30,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents, and (3) the Net Proceeds thereof shall be applied as required by Section 2.09(b)(i);
     (e) disposals of obsolete, worn out or property and any assets acquired in connection with the acquisition of another Person or a division or line of business of such Person which the Borrower reasonably determines are surplus assets;
     (f) Permitted Acquisitions; provided that the Interest Coverage Ratio on a Pro Forma Basis after giving effect to such Permitted Acquisition shall be at least 2.0 to 1.0 as of the last day of the four-Fiscal Quarter period ended as of the most recently concluded Fiscal Quarter prior to the date of determination;
     (g) other acquisitions, dispositions or expenditures that constitute Investments that are permitted to be made pursuant to Section 6.07;
     (h) any Subsidiary Guarantor may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.07; provided that the continuing or surviving Person shall be a Subsidiary Guarantor, which shall have complied with the requirements of Section 5.12;
     (i) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;
     (j) to the Borrower or to a Subsidiary Guarantor; provided that if the transferor of such property is a Loan Party the transferee thereof must either be a Borrower or a Subsidiary Guarantor, in which event the Collateral Agent shall retain its perfected Lien on the property so disposed of, subject to the same priority as existed prior to such disposition;
     (k) sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;
     (l) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which (i) do not materially interfere with the business of the Holdings and it Subsidiaries, or (ii) relate to closed stores;
     (m) termination of leases in the ordinary course of business;
     (n) transfers of property subject to casualty, eminent domain or condemnation;

     (o) licenses for the conduct of licensed departments within the Loan Parties’ stores in the ordinary course of business;
     (p) as long as no Event of Default hereof then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ inventory not in the ordinary course of business in connection with store closings, at arm’s length, provided that (i) such store closures and related inventory dispositions shall not exceed, in any Fiscal Year 10% of the number of the Loan Parties’ stores as of the beginning of such Fiscal Year (net of store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related store closure date, or (ii) wherein a binding lease has been entered into prior to the related store closure date), and (ii) as of any date after the Closing Date, the aggregate number of such store closures since the Closing Date shall not exceed 20% of the greater of (x) the number of the Loan Parties’ stores in existence as of the Closing Date or (y) the number of the Loan Parties’ stores as of the first day of any Fiscal Year beginning after the Closing Date (net of store relocations (i) occurring substantially contemporaneously, but in no event later than 10 Business Days after the related store closure date or (ii) wherein a binding lease has been entered into prior to the related store closure date), provided that all sales of Inventory in connection with store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent; provided further that all Net Proceeds received in connection therewith are applied to the Obligations, if then required in accordance with this Agreement;
     (q) sales of non-core assets acquired in connection with a Permitted Acquisition and sales of Real Estate Assets acquired in a Permitted Acquisition which, within thirty days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of a store;
     (r) exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code, of Real Estate Assets of the Loan Parties so long as the exchange or swap is made for fair value and on an arm’s length basis, provided that upon the consummation of such exchange or swap, (x) the Collateral Agent has a perfected Lien having the same priority as any Lien held on the Real Estate Assets so exchanged or swapped and (y) the Net Proceeds, if any, received in connection with any such exchange or swap are applied to the Obligations if then required in accordance with this Agreement;
     (s) Sale-Leaseback Transactions permitted by Section 6.11; and
     (t) Restricted Payments permitted by Section 6.05.
     Section 6.10. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09 and except for issuances of Capital Stock by Foreign Subsidiaries to make Permitted Acquisitions pursuant to Section 6.09(f) and except for Liens created under the Senior Secured Assed-Based Revolving Credit Facility and subject to the Intercreditor Agreement, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except (i) to qualify directors if required by applicable law; or (ii) to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder).
     Section 6.11. Sales and Lease-backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease; provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction is either (x) permitted by Section 6.01(m), or (y) (i) is made for cash consideration in an amount not less than the fair value of the applicable property, (ii) is pursuant to a lease on market terms, (iii) is consummated within two hundred and seventy (270) days after such Loan Party acquires or completes the construction of the applicable property and (iv) the net proceeds received from such Sale and Lease-Back Transaction, (x) when combined with the net proceeds of all other Sale and Lease-Back Transactions permitted hereunder, does not exceed $15,000,000, and (y) are applied to repay the Term Loans to the extent required by Section 2.09.
     Section 6.12. Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or of any such holder on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between or among (x) the Borrower and/or one or more Subsidiary Guarantors or (y) one or more Foreign Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements (including severance) for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions permitted in Sections 6.01(o) and 6.05(b), (c), (d), and (e); (f) the transaction described on Schedule 6.12; (g) commercial transactions between or among the Borrower and/or one or more Subsidiaries in the ordinary course of business and consistent with past practices; (h) the Transactions and the payment of fees and expenses relating to the Transactions, including Transaction Costs, (i) payments due pursuant to the Management Agreement, (j) equity issuances, repurchases, retirements or other acquisitions or retirements of Capital Stock of Holdings permitted under Section 6.05, (k) loans and other transactions by the Loan Parties to the extent permitted under this Article 6, (l) the payment of customary fees, compensation, and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Loan Parties in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties, (m) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.12 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect; and (n) dividends, redemptions and repurchases permitted under Section 6.05.
     Section 6.13. Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than (i) the businesses engaged in by any Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Required Lenders.
     Section 6.14. Amendments or Waivers of Certain Related Agreements. No Loan Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement, in each case in a manner that is materially adverse to the Lenders, in each case after the Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
     Section 6.15. Amendments of or Waivers with Respect to Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of (i) any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or the Lenders or (ii) the Senior Secured Asset-Based Revolving Credit Facility other than in accordance with the Intercreditor Agreement.
     Section 6.16. Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end to a date other than December 31 or the Saturday closest to December 31.
     Section 6.17. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreement, the Senior Secured Asset-Based Revolving Credit Facility and as may be otherwise permitted under Section 6.01; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents or, subject to the Intercreditor Agreement, the Senior Secured Asset-Based Revolving Credit Facility to which it is a party or otherwise permitted under Section 6.02; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents and the Senior Secured Asset-Based

Revolving Credit Facility, and to the extent not inconsistent therewith, the Related Agreement and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of the Borrower; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
ARTICLE 7
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     Section 7.01. Events of Default. If any one or more of the following conditions or events shall occur:
     (a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five (5) days after the date due; or
     (b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in (a) above) with an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that with respect to any breach or default with respect to Section 6.18 of the Senior Secured Asset-Based Revolving Credit Facility, such breach or default shall constitute an Event of Default under this Agreement if such failure, event or condition is not cured or waived within 60 days after the occurrence of such breach or default; or
     (c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Article 6; or
     (d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
     (e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an executive officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries other than its Immaterial Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.01(f); or

     (h) Judgments and Attachments. Any one or more money judgments, writs or warrants of attachment or similar process involving in the aggregate at any time an amount in excess of $20,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     (i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
     (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in liability of Holdings or any of its Subsidiaries in excess of $20,000,000 during the term hereof; or (ii) there shall occur the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or
     (k) Change of Control. A Change of Control shall occur; or
     (l) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or
     (m) Subordination. The Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto; then, and in every such event (other than an event with respect to any Loan Party described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event with respect to any Loan Party described in clause (f) or (g) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Administrative Agent or any Lender. Upon the occurrence and the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE 8
The Agents
     Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.
     The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.
     The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. For the avoidance of doubt, the Borrower shall make all payments pursuant to Section 2.07 to the Administrative Agent and not to any sub-agent described in this paragraph.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agent, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor Agent; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the other Agent and the Lenders, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
     Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     The Arrangers, Bookrunners, Co-Syndication Agents and Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE 9
Miscellaneous
     Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower at:

80 Grasslands Road
Elmsford, New York 10523
Attn: Michael A. Correale, Chief Financial Officer
Fax: (914) 345-2056

with copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attn: Sunil W. Savkar, Esq.
Fax: (212) 596-9090

(ii)	if to the Administrative Agent, to Credit Suisse AG at:

Eleven Madison Avenue,
New York, NY 10010
Attention: Sean Portrait, Agency Manager
Telephone No.: (919) 994-6369
Facsimile No: (212) 322-2291
Email: agency.loanops@credit-suisse.com

(iii)	if to the Collateral Agent, to Credit Suisse AG at:

Eleven Madison Avenue
New York, NY 10010
Attention: Sean Portrait, Agency Manager
Telephone No.: (919) 994-6369
Facsimile No: (212) 322-2291
Email: agency.loanops@credit-suisse.com
              (iv)   if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
     All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.02. Waivers; Amendments. (a) No failure or delay by any Agent or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (C) postpone any scheduled date of payment of the principal amount of any Loan or any date for the payment of any interest or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.11(c) providing for the default rate of interest, or to waive any obligations of the Borrower to pay interest at such default rate, (D) change Section 2.16(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender; provided that modifications to Section 2.09, Section 2.16 or any other provision requiring pro rata payments or sharing of payments in connection with (I) any buy back of Term Loans by Holdings or the Borrower pursuant to Section 9.04(h) or pursuant to any similar program that may in the future be permitted hereunder, (II) any Incremental Amendment or (III) any Extension, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders, (E) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of the Required Class Lenders with respect to each adversely affected Class, (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release all or substantially all of the value of the Loan Guaranties (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (H) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, and (I) modify the definition of “Required Class Lenders” without the consent of the Required Class Lenders with respect to each Class of Loans or Commitments; provided further that (x) no Lender consent is required to effect a Refinancing Amendment or an Incremental Amendment or an Extension (except as expressly provided in Section 2.19, 2.20 or Section 2.21, as applicable), (y) in connection with an amendment that addresses solely a re-pricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans bearing (or is modified in a manner such that the resulting term loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, and (z) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
     (c) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations) in a manner satisfactory to the Agents, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agents may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) provided that such release would not result in a release of all or substantially all of the Collateral, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to the Collateral Documents or (vi) as required pursuant to the terms of the Intercreditor Agreement. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.
     (d) Notwithstanding anything to the contrary contained in this Section 9.02, pledge agreements and related documents (if any) executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such pledge agreement or other document to be consistent with this Agreement and the other Loan Documents.
     (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is a Lender or is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) the Borrower or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.13 and 2.15, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.14 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender agrees that if it is replaced pursuant to this Section 9.02(e), it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 9.02(e) to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.

     (f) Notwithstanding the foregoing provisions of this Section 9.02, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Term Loans.
     (g) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the U.S. Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans by such Affiliated Lender as directed by the Administrative Agent on behalf of the Lenders, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.
     Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Agents and Arrangers, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one outside legal counsel to the Agents, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunners and the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Agents and for one law firm retained by the Lenders (unless the interests of any Lender or group of Lenders are sufficiently divergent, in which case one additional counsel for each such Lender or group of Lenders may be retained), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans, and (iv) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrower and the Administrative Agent with respect thereto, all reasonable out-of-pocket expenses incurred by the Administrative Agent in the administration of the Loan Documents. Expenses reimbursable by the Borrower under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable out-of-pocket costs and expenses incurred in connection with:
     (v) lien and title searches and title insurance; and
     (vi) taxes, fees and other charges for recording the Mortgages, including any amendment to an existing mortgage with respect to each applicable Mortgaged Property, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens.
     Other than to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.
     (b) The Borrower shall indemnify each Agent, Arranger, Bookrunner and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of credit facilities provided for herein and all activities related thereto, the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or to the extent such judgment finds such Indemnitee in material breach of any material obligation under the Loan Documents and the proceeding was initiated by Holdings, the Borrower or any of the Borrower’s Subsidiaries directly against such Indemnitee for such material breach of a material obligation under the Loan Documents.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such.

     (d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be paid promptly after written demand therefor.
     Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund, a Related Fund, or, if an Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(g) has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower; and
     (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund, or a Related Fund.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
     (D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, any Internal Revenue Service forms required under Section 2.15.
     The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, or principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder and the owner of its interests as indicated in the Register for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(a), 2.16(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.13, 2.14 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
     (iii) Each Lender that sells a participation shall, acting for this purpose solely as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in such Participant Register shall be, in the absence of manifest error, conclusive, and (to the extent that the Participant requests payment from the Borrowers) Borrowers, Agent and the Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as the owner of such participation for the purposes of this Agreement, notwithstanding any notice to the contrary.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall for all purposes remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 2.13, 2.14 and 2.15) and no SPC shall be entitled to any greater amount under Sections 2.13, 2.14 and 2.15 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof; provided, however, that (i) in the case of the Borrower, such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any nonpublic information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:
     (i) each Affiliated Lender (other than any Affiliated Debt Fund) shall represent and warrant as of the date of any such purchase and assignment, that no Sponsor nor any of their respective Affiliates nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of their Subsidiaries or securities that has not been made available to the Lenders (other than those Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Affiliated Lenders;
     (ii) Affiliated Lenders (other than Affiliated Debt Funds) will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; and
     (iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 20% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement.
     (g) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders or Required Class Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or, subject to Section 9.02(g), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral

Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans (or Commitments in respect thereof) held by any Affiliated Lenders that are not Affiliated Debt Funds shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Required Class Lenders have taken any actions.
     (h) So long as no Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings or the Borrower on a non-pro rata basis solely through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations and other provisions:
     (i) Holdings and the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither Holdings nor the Borrower nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of their Subsidiaries or securities that has not been made available to the Lenders (other than those Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Affiliated Lenders;
     (ii) borrowings shall not be made under the Senior Secured Asset-Based Revolving Credit Agreement to directly or indirectly fund the purchase or assignment;
     (iii) any Term Loans purchased by Holdings or the Borrower shall be automatically and permanently cancelled immediately upon acquisition by Holdings or the Borrower;
     (iv) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Holdings or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and
     (v) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.08 or Section 2.09, but the face amount of Term Loans cancelled as provided for in clause (iii) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans.
     Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14 and 2.15 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any suit, action or proceeding arising out of or relating to any Loan Documents, the transactions contemplated thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such U.S. Federal or New York State court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12. Confidentiality. Each Agent and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process; provided, that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as or at least as restrictive as or at least restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Person or (ii) becomes available to an Agent or any Lender on a nonconfidential basis other than as a result of a breach of this Section from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.
     Section 9.13. Several Obligations; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
     Section 9.14. USA PATRIOT Act. Each Bookrunner and Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan

Party and other information that will allow such Bookrunners and Lenders to identify the Loan Parties in accordance with the USA PATRIOT Act.
     Section 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that the Administrative Agent or its Affiliate may be a lender under the Senior Secured Asset-Based Revolving Credit Facility.
     Section 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
     Section 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.18. INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS TERM LOAN AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED ASSET-BASED REVOLVING CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

     Section 9.19. Designation Of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) the Borrower may not be designated as an Unrestricted Subsidiary, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Subsidiary” for the purpose of the Senior Secured Asset-Based Revolving Credit Facility, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Unrestricted Subsidiary shall own any Capital Stock in the Borrower or its Subsidiaries, (vi) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, the Borrower or its Subsidiaries, (vii) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to the Borrower or its Subsidiaries with respect to such Indebtedness except as permitted pursuant to this Agreement, (viii) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with the Borrower or its Subsidiaries that would not be permitted by Section 6.11, and (ix) none of Holdings or any of its Subsidiaries shall have any obligation to subscribe for additional Capital Stock of any Unrestricted Subsidiary or to preserve or maintain the financial condition of any Unrestricted Subsidiary if such obligation would result in a Default. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.07). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
     Section 9.20. No Fiduciary Duty. Each Agent, Bookrunner, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and (v) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
ARTICLE 10
Loan Guaranty
     Section 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its rights in respect of any collateral securing all or any part of the Guaranteed Obligations.
     Section 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
     (b) Except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

     (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).
     Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, and except for termination of a Loan Party’s obligations hereunder or as expressly permitted by Section 10.12, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, and the Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     Section 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made).

     Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
     Section 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agents nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
     Section 10.08. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     Section 10.09. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     Section 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article 10, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Agents, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     Section 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     Section 10.12. Release of Loan Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Loan Guaranty shall be automatically released (A) upon the consummation of any transaction permitted hereunder if as a result thereof such Loan Guarantor would no longer be required to provide a guarantee of the Obligations pursuant to Section 5.12 or (B) upon the termination of the Commitments and payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations). In connection with any such release, the Agents shall promptly execute and deliver to any Loan Guarantor that is a Subsidiary, at such Loan Guarantor’s expense, all documents that such Loan Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMSCAN HOLDINGS, INC.
By:
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

AAH HOLDINGS CORPORATION
AMSCAN INC.
SSY REALTY CORP.
JCS PACKAGING, INC.
AM-SOURCE, LLC
TRISAR, INC.
ANAGRAM INTERNATIONAL, INC.
ANAGRAM INTERNATIONAL HOLDINGS, INC.
M&D INDUSTRIES, INC.
PARTY CITY CORPORATION
PA ACQUISITION CORP.
PARTY AMERICA FRANCHISING, INC.
GAGS AND GAMES, INC.
FACTORY CARD & PARTY OUTLET CORP.
FACTORY CARD OUTLET OF AMERICA LTD.

By:
	Name:	Michael A. Correale
	Title:	Vice President

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC
By:	Amscan Holdings, Inc., Sole Member

By:
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

ANAGRAM INTERNATIONAL, LLC
By:
	Name:	Michael A. Correale
	Title:	Manager

PARTY CITY FRANCHISE GROUP HOLDINGS, LLC PARTY CITY FRANCHISE GROUP, LLC
By:
	Name:	Michael A. Correale
	Title:	Vice President — Finance

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually, as Administrative Agent, as Collateral Agent, and as a Lender
By:
Name:
Title:

By:
Name:
Title:

[Bank], as Lender
By:
Name:
Title:

Schedule 1.01(a) — Mortgaged Properties
47 Elizabeth Drive, Chester, Orange County, NY 10918
7700 Anagram Drive, Eden Prairie, Hennepin County, MN 55344

Schedule 2.01 — Commitment Schedule
COMMITMENT SCHEDULE

Lender	Commitment
Credit Suisse AG	$675,000,000
Total	$675,000,000

Schedule 3.06 — Litigation
None.

Schedule 3.14 — Insurance
See attached.

Schedule 3.15 — Capitalization and Subsidiaries
DOMESTIC SUBSIDIARIES
3/29/2011

FOREIGN SUBSIDIARIES

Schedule 3.15 — Capitalization and Subsidiaries

Current Legal
Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Class of Stock
PA Acquisition Corp.	Amscan Holdings, Inc.	A-2	100	Common Stock
Party America Franchising, Inc.	PA Acquisition Corp.	8	8,197	Common Stock
Party City Corporation	Amscan Holdings, Inc.	A-1	100	Common Stock
Amscan Holdings, Inc.	AAH Holdings Corporation	1	1,000	Common Stock
Amscan Inc.	Amscan Holdings, Inc.	12	692.84	Capital Stock
Trisar, Inc.	Amscan Holdings, Inc.	13	266.66	Common Stock
JCS Packaging, Inc.	Amscan Holdings, Inc.	2	1	Capital Stock
SSY Realty Corp.	Amscan Holdings, Inc.	9	200	Capital Stock
Amscan Distributors Canada, Ltd.	Amscan Holdings, Inc.	13	1,980	Capital Stock
Amscan Distributors Canada, Ltd.	Amscan Holdings, Inc.	14	1020 (not pledged)	Capital Stock
Amscan (Asia Pacific) Pty. Ltd. (A.C.N. 001 994 958)	Amscan Holdings, Inc.	18	587	Ordinary Shares
Amscan Party (Australia)	Amscan Holdings, Inc	19	173(not pledged)	Ordinary Shares
Amscan Holdings Limited (UK)	Amscan Holdings, Inc.	21	189,750	Ordinary shares
Amscan Holdings Limited (UK)	Amscan Holdings, Inc.	22	25,875(not pledged)	Ordinary shares
Amscan Holdings Limited (UK)	Amscan Holdings, Inc.	23	3,300	Preference shares
Amscan Holdings Limited (UK)	Amscan Holdings, Inc.	24	1,700(not pledged)	Preference shares
Amscan de Mexico, S.A. de C.V. (B-1 Class)	Amscan Holdings, Inc.	—	600
Amscan de Mexico, S.A. de C.V. (B Class)	Amscan Holdings, Inc.	—	30
Amscan de Mexico, S.A. de C.V. (B-1 Class)	Amscan Holdings, Inc.	—	1,130
Anagram International, Inc.	Amscan Holdings, Inc.	5 NV (non-voting)	2,040	Common Stock
Anagram International, Inc.	Amscan Holdings, Inc.	16 (voting)	9,054	Common Stock
Anagram International Holdings, Inc.	Anagram International, Inc.	5	1,000	Common Stock
Christy Asia Limited (UK)	Amscan Holdings, Inc.	—	1,000	Ordinary shares
Christy Dressup Limited (UK)	Amscan Holdings, Inc.	—	3,000,000	Ordinary shares
Christy Garments & Accessories Limited	Amscan Holdings, Inc.	—	1	Ordinary share
Christy’s By Design Limited (UK)	Amscan Holdings, Inc.	—	755,247	Ordinary shares

Current Legal
Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Class of Stock
M&D Industries, Inc.	Anagram International, Inc.	5	100	Common Stock
JCS Hong Kong Limited	Amscan Holdings, Inc.	3	65	Capital Stock
JCS Hong Kong Limited	Amscan Holdings, Inc.	1	1(not pledged)	Capital Stock
JCS Hong Kong Limited	Amscan Holdings, Inc.	4	33(not pledged)	Capital Stock
JCS Hong Kong Limited	Amscan Inc.	2	1(not pledged)	Capital Stock
Am-Source, LLC	Amscan Holdings, Inc.	1	100%	Membership Units
Anagram Eden Prairie Property Holdings LLC	Amscan Holdings, Inc.	3	100%	Membership Units
Anagram International, LLC	Anagram International, Inc.	3	98%	LLC Interests
Anagram International, LLC	Anagram International Holdings, Inc.	4	2%	LLC Interests
Amscan Partyartikel Gmbh	Amscan Holdings Inc.	uncertificated	100%	German partnership
Anagram International Japan Co. Ltd	Amscan Holdings Inc.		200	Common shares
Anagram Espana S.L.	Amscan Holdings Inc.	Notarial deed	2000	Capital stock
Convergram de Mexico S. de R.L.	Anagram International Inc.	Notarial deed	49.9% of shares ($1,034,012.00Pesos)	Variable capital stock
Gags and Games, Inc.	Amscan Holdings, Inc.	11	1,000	Capital Stock
Factory Card & Party Outlet Corp.	Amscan Holdings, Inc.	1	100	Common Stock
Factory Card Outlet of America Ltd.	Factory Card & Party Outlet Corp.	2	2,500	Common Stock
Party City Franchise Group Holdings, LLC	Party City Corporation	uncertificated	98.34%	Membership Units
Party City Franchise Group Holdings, LLC	PA Acquisition Corp.	uncertificated	1.66%	Membership Units
Party City Franchise Group, LLC	Party City Franchise Group Holdings, LLC	uncertificated	100%	Membership Units

Schedule 4.01(b) — Local Counsel
Minnesota Counsel:
Gray Plant Mooty
500 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Nevada Counsel:
McDonald Carano Wilson
100 West Liberty Street,
10th Floor
Reno, Nevada 89501
Michigan Counsel:
Miller, Canfield, Paddock and Stone, P.L.C.
840 West Long Lake Road, Suite 200
Troy, Michigan 48098
Illinois Counsel:
GoodSmith Gregg & Unruh LLP
150 S. Wacker Drive
Suite 3150
Chicago, Illinois 60606
Rhode Island Counsel:
Partridge Snow & Hahn LLP
180 South Main Street
Providence, Rhode Island 02903

Schedule 6.01(i) — Existing Indebtedness

Equipment Leases	Type	Term	Outstanding
Amscan Inc.	Various Equipment Leases	Up to November 2014	$558,000
Party City Corporation	Various Equipment Leases	Up to October 2013	$3,646,000
Amscan (Asia Pacific)	Equipment Lease	Up to 2014	$94,000

Lines of Credit	Expires	Rate	Availability	Outstanding
Amscan Distributors Canada Ltd — HSBC Bank of Canada Revolving Credit Agreement	4/2011	Cda Prime (+1.1%) per annum, floating, payable monthly	C$400,000	$0

Amscan Holdings Limited (England) — Natwest Bank, PLC Revolving Credit Agreement	6/2011	UK Base Rate +1.75% (First L 1,000,000)	L 1,400,000	$0

Schedule 6.01(t) — Corporate Leases Assigned/Sold/Transferred
Franchise Locations Guaranteed/Assigned by Party City Corporation

Franchise	Franchise Store
No.	Address	Landlord Name	Landlord Address
16	Party City of Poplar Plaza #16, 3460 Poplar Ave., Memphis, TN, 38111	Finard Memphis Realty Ltd.	3 Burlington Woods Drive, Burlington, MA 01803

21	Party City of Memphis (Covington) #21, 1250 North Germantown Pkwy., Suite 106, Memphis, TN 38016	Ford-Lurie Commercial Realty, LLC	700 Colonial Road, Suite 100, Memphis, TN 38117

180	Party City of Bayside, Inc. #180, 213-02 Northern Blvd., Bayside, NY 11361	Mixed Foursome LLC	c/o Laurence R. Levy, 342 Madison Avenue, Suite 803, New York, NY 10173

206	Party City of Edgewater #206, 509 River Rd., Edgewater, NJ 07020	FB Oceanside, LLC	810 Seventh Avenue, 28th Floor, New York, NY 10019

226	Party City, 820 East Rector Dr, Ste 100, San Antonio, TX 78216	Concourse 410 Ltd.	200 Concord Plaza, Ste 710, San Antonio, TX 78216

227	Party City, 8226 Agora Pkwy, Selma, TX 78154	Kimco Forum at Olympia, L.P.	3333 New Hyde Park Rd, New Hyde Park, NY 11042

246	Party City #246, 2801 East Market Street, Suite L2, York, PA , 17402	THF York Development, LP	955 Executive Parkway, Suite 210, St. Louis, MO 63141

257	Party City of Temecula, Inc. #257, 40486 Winchester Rd., Temecula, CA 92591	Starwood Wasserman Temecula, LLC	174 Wickenden Street, Providence, RI 02903

396	Party City, 3501 Rt 42, Units 1a-2a, Tunersville, NJ 08012	ACP Cross Keys Assoc.	400 Park Ave., New York, NY 10022

398	Party City of Spanish Trail, 9620 E 22nd St, Tucson, AZ 85748	Brown Tucson, LLC-WM Grace Development	7575 N 16th Street, Suite 1, Phoenix, AZ 85020

484	5031 East Ray Road, Unit 6, Phoenix, AZ 85044	DDRA Ahwatukee Foothills, LLC, c/o Developers Diversified	3300 Enterprise Parkway, Beachwood, OH 44122

536	Party City of Towson (Anneslie) #536, 6311 York Rd., Baltimore, MD 21212	KR Trust	128 Fayette Street, Conshohocken, PA 19428

553	JC’s Party City #553, Tops Market Plaza, 2141 Elmwood Ave., Buffalo, NY 14207	Randall Benderson 1993-1 Trust	570 Delaware Avenue, Buffalo, NY 14202

579	NN and LN DBA Party City # 579, 7000 Hadley Rd., South Plainfield, NJ 07080	FB Plainfield LLC	810 Seventh Avenue, 28th Floor, New York, NY 10019

604	Party City of Merriam #604, Merriam Town Center, 5808 Antioch Rd., Merriam, KS 66202	Merriam Town Center, Ltd.	34555 Chagrin Blvd., Chagrin Falls, OH 44022

616	Party City of Wilmington #616, 4715F New Centre Dr., Wilmington, NC 28405	JDN Realty Corp.,	3340 Peachtree Street, N.E. Suite 1530, Atlanta, GA 30326

Franchise	Franchise Store
No.	Address	Landlord Name	Landlord Address
630	Party City of Voorhees #630, Eagle Plaza Shopping Center, 700-3 Haddonfield-Berlin Rd., Voorhees, NJ 08043	Eagle Plaza Associates	234 North James Street, Newport, DE 19804

653	Party City of Fayetteville #653, 2065-4 Skibo Rd., Fayetteville, NC 28314	Fourth Quarter Properties, IX, Inc.	300 Village Green Circle, Smyrna, GA 30080

658	Party City of Lancaster #658, Red Rose Commons Shopping Center, 1700C Fruitville Pike, Store S3 Lancaster, PA 17601	Red Rose Commons Associates, LP	c/o The Goldenberg Group, 350 Sentry Pkwy., Building 630, Suite 300, Blue Bell, PA 19422

659	Party City of North Syracuse #659, 256 Northern Lights Shopping Center, North Syracuse, NY 13212	Norwill Associates	c/o Reisman Property Interests, Inc. 340 West Passaic Street, Rochelle Park, NJ 07662

676	Party City of Blasdell #676, 4408 Milestrip Rd., Unit 8, Blasdell, NY 14219	The Benderson 85-1 Trust	570 Delaware Avenue, Buffalo, NY 14202

724	Party City, 201 W. Lincoln Hwy, Space 400, Exton, PA 19341	Whiteland Investors LP	770 Township Line Rd, Suite 150, Yardley, PA 19067

725	10500 Roosevelt Blvd, Philadelphia, PA 19116	MCE Assoc.	44 W Lancaster Ave, Ste 210, Ardmore, PA 19003

770	3360 124th Ave NW, Coon Rapids, MN 55433	Ryan Companies US, Inc	700 International Centre, 900 2nd Ave S, Minneapolis, MN 55402

771	1630 New Brighton Blvd, Minneapolis, MN 55413	Ryan Companies US, Inc	700 International Centre, 900 2nd Ave S, Minneapolis, MN 55402

772	7365 153rd St W, Apple Valley, MN 55124	HTW Investment Partners Inc	527 Marquette Ave S, Ste 400, Minneapolis, MN 55402

773	7989 1/2 Southtown Ctr, Bloomington, MN 55431	Kraus-Anderson Inc.	4220 West Old Shakopee Rd, Ste 200, Bloomington, MN 55437

Schedule 6.02 — Existing Liens
See attached.

Schedule 6.07 — Existing Investments
None.

Schedule 6.12 — Transactions with Affiliates
Payments for David Reilly, who is an employee of Berkshire, as a reimbursement to Berkshire Partners, pursuant to an oral agreement for consulting services in an amount not to exceed $400,000 per year.
Amended and Restated Management Agreement by and among Berkshire Partners LLC, Weston Presidio Services LLC and Amscan Holdings, Inc. dated November 10, 2006 and any amendments made thereto.
Amended and Restated Stockholders Agreement dated August 19, 2008 by and among AAH Holdings Corporation and the Stockholders (defined therein) and any amendments made thereto.
Management Rights Agreement dated August 19, 2008 by and between AAH Holdings Corporation and WPC Entrepreneur Fund II, L.P.
Management Rights Agreement dated August 19, 2008 by and between AAH Holdings Corporation and Weston Presidio Capital IV, L.P.
Management Rights Agreement dated August 19, 2008 by and between AAH Holdings Corporation and Berkshire Fund IV, Limited Partnership.
Management Rights Agreement dated August 19, 2008 by and between AAH Holdings Corporation and Berkshire Fund V, Limited Partners.
Management Rights Agreement dated August 19, 2008 by and between AAH Holdings Corporation and Advent-Amscan Acquisition LLC.
Employment Agreement by and between AAH Holdings Corporation and Michael Heller, dated December 30, 2008.
Employment Agreement by and between Party City Franchise Group, LLC and Mark Tobin, dated November 2, 2007.

Schedule 9.01 — Borrower’s Website Address for Electronic Delivery
www.amscan.com

EXHIBIT A
Administrative Questionnaire

“Amscan”
IntraLinks Agency Access:
Please note it is IMPERATIVE that the following information is delivered to Credit Suisse in order to provide a lender access to the IntraLinks Agency site where documents that monitor the credit on an ongoing basis are posted.
Many Firms submit their own form so please take the time to amend the form your Firm uses to reflect who should be granted access to the IntraLinks Agency site.
It is IMPERATIVE that you indicate EXACT details regarding who should receive access to the IntraLinks Agency site.
Sub-Allocation of Lender Allocation:
It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.
IntraLinks Agency Site Maintenance Contact Information:

Tonya Mitchell
Tel:	212-325-3843
Fax:	212-325-8304
E-mail:	tonya.mitchell@credit-suisse.com
Agent Wire Instructions:
Bank of New York
ABA
Account Name: CS Agency Cayman Account
Account Number:

Administrative Questionnaire
Legal Name of Lender to appear in Documentation:

Signature Block Information:

Lender Parent:

	Signing Credit Agreement	☐ Yes	☐ No

	Coming in via Assignment	☐ Yes	☐ No

Lender Domestic Address	Lender Eurodollar Address
Type of Lender:                                          (Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

     Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Credit Contact	Secondary Credit Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Please FAX the completed Administrative Questionnaire to 212-325-8304 or email with contact information to tonya.mitchell@credit-suisse.com.

Tax Documents
NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor:
2. Assignee:
    [and is an Affiliate/Approved Fund of [identify Lender]1]
3. Borrower: Amscan Holdings, Inc.
4. Administrative Agent: Credit Suisse AG, as administrative agent under the Credit Agreement.
5. Credit Agreement: The Term Loan Credit Agreement dated as of December 2, 2010, among Amscan Holdings, Inc., a Delaware corporation (the “Borrower”), AAH Holdings Corporation, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto and Credit Suisse AG, as administrative agent and as collateral agent.

[1]	Select as applicable.

6. Assigned Interest:

Amount of
Aggregate Amount of	Commitment/Loans	Percentage Assigned of
Commitment/Loans	Assigned	Commitment/Loans[2]		CUSIP Number
$	$		%
$	$		%
$	$		%
     Effective Date:                  , 20      [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

[Consented to:][3]
AMSCAN HOLDINGS, INC.
By:
Name:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT C
[FORM OF]
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement described below
     This Compliance Certificate is furnished pursuant to that certain Term Loan Credit Agreement dated as of December 2, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amscan Holdings, Inc. (the “Borrower”), AAH Holdings Corporation, the Subsidiaries of the Borrower party thereto from time to time, the Lenders party thereto and Credit Suisse AG, as administrative agent and as collateral agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                       of the Borrower and a Financial Officer of the Borrower;
     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. [Except as set forth below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of [(i)] the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate [and (ii) the disclosure set forth below specifies, in reasonable detail, the nature of any such condition or event and any action taken or proposed to be taken with respect thereto];
     4. [For annual certificates (commencing with the fiscal year ending on December 31, 2011), add: With respect to any Net Proceeds received by the Borrower or any of its Subsidiaries, Schedule I attached hereto sets forth such Net Proceeds and the amount that has been reinvested or committed to be re-invested pursuant to the definition of Net Proceeds for such fiscal year;] and
     The description below sets forth the exceptions, if any, to paragraph 3 by listing, in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ___ day of __________, 20__.

AMSCAN HOLDINGS, INC.
By:
Name:
Title:

SCHEDULE 1
Calculation of
Excess Cash Flow

SCHEDULE D
[FORM OF]
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of ______________, 20___, is entered into among ______________________, a _________________ (the “New Subsidiary”) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), under that certain Term Loan Credit Agreement dated as of December 2, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Amscan Holdings, Inc., a Delaware corporation (the “Borrower”), AAH Holdings Corporation, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and the Collateral Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary, the Administrative Agent and the Collateral Agent, for the benefit of the Lenders, hereby agree as follows:
     5. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Agent and the Lenders, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Article X of the Credit Agreement.
     6. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with the Credit Agreement.
     7. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
     8. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

     9. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, the Administrative Agent and the Collateral Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E
[FORM OF]
BORROWING REQUEST
Credit Suisse AG,
     as Administrative Agent for the Lenders referred to below
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
December __, 20104
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of December [•], 2010, among Amscan Holdings, Inc., a Delaware corporation (the “Borrower”), AAH Holdings Corporation, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.
The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowing under the Credit Agreement to be made on the Closing Date, and in that connection sets forth below the terms on which the Borrowing is requested to be made:

(A)	Date of Borrowing
	(which shall be a Business Day)	December [•], 2010
(B)	Principal Amount of Borrowing	$675,000,000.00

(C)	Type of Borrowing[5]

(D)	Interest Period and the last day thereof
(in the case of a LIBO Rate Borrowing)[6]

(E)	Account Number and Location

[4]	Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing) not later than 12:00 p.m., New York City time, two (2) Business Days before the proposed Closing Date (or such later time as shall be acceptable to the Administrative Agent).

[5]	Specify a LIBO Rate Borrowing or an ABR Borrowing.

[6]	The initial Interest Period applicable to a LIBO Rate Borrowing shall be subject to the definition of “Interest Period”.

E-1

AMSCAN HOLDINGS, INC.
By:
Name:
Title:

E-2

EXHIBIT F
[FORM OF]
PROMISSORY NOTE

$[ ]	New York, New York
[•], 201[•]
     FOR VALUE RECEIVED, the undersigned, AMSCAN HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay on demand to [          ] (the “Lender”) or its registered assigns, at the office of Credit Suisse AG (the “Agent”) at Eleven Madison Avenue, New York, New York 10010, the principal sum of $[______] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the Term Loan Credit Agreement dated as of December 2, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, AAH Holdings Corporation, the Subsidiaries from time to time party thereto, the Lenders party thereto and the Agent, in lawful money of the United States of America. The Borrower also promises to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.
     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     All borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.
     This promissory note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement.

      THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO IS SUBJECT TO THE PROVISIONS OF THE CREDIT AGREEMENT INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.
     THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

AMSCAN HOLDINGS, INC.
By:
Name:
Title:

Schedule A to Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Amount of ABR
			Amount of	Loans Converted	Unpaid Principal
	Amount of	Amount Converted to	Principal of ABR	to LIBO Rate	Balance of ABR	Notation
Date	ABR Loans	ABR Loans	Loans Repaid	Loans	Loans	Made By

Schedule B to Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

					Amount of	Unpaid
			Interest Period and	Amount of	LIBO Rate	Principal
	Amount of	Amount	Adjusted LIBO	Principal of	Loans	Balance of
	LIBO Rate	Converted to	with Respect	LIBO Rate	Converted to	LIBO Rate	Notation
Date	Loans	LIBO Rate Loans	Thereto	Loans Repaid	ABR Loans	Loans	Made By

EXHIBIT G
[FORM OF]
INTEREST ELECTION REQUEST
Credit Suisse AG,
     as Administrative Agent for the Lenders referred to below
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
[•], 201[•]7
Ladies and Gentlemen:
               Reference is made to the Term Loan Agreement dated as of December 2, 2010, among Amscan Holdings, Inc., a Delaware corporation (the “Borrower”), AAH Holdings Corporation, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto, the Lenders parties thereto, Credit Suisse AG, as administrative agent and collateral agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.
               The undersigned hereby gives you notice pursuant to Section 2.05 of the Credit Agreement of an interest rate election, and in that connection sets forth below the terms thereof:
     (A) on [date] (which is a Business Day) convert $[____]8 of the aggregate outstanding principal amount of the Term Loans, bearing interest at the [_________] Rate, into a(n) [_____] Loan [and, in the case of a LIBO Rate Loan, having an Interest Period of [______] month(s)];
     (B) on [date] (which is a Business Day) continue $[____]2 of the aggregate outstanding principal amount of the Term Loan, bearing interest at the LIBO Rate, as LIBO Loans having an Interest Period of [_____] month(s)].

[7]	Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing) (i) in the case of a LIBO Rate Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the date of the proposed Borrowing.

[8]	Not less than an aggregate principal amount as indicated in Section 2.02(c) and in an integral multiple as indicated therein.

G-1

AMSCAN HOLDINGS, INC.
By:
Name:
Title:

G-2

EXHIBIT H
AUCTION PROCEDURES
This Outline is intended to summarize certain basic terms of procedures with respect to Auctions pursuant to and in accordance with the terms and conditions of Section 9.04(f) and Section 9.04(h) of the Credit Agreement, of which this Exhibit H is a part. It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or whether or not Holdings, the Borrower or any Affiliated Lender should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.
For avoidance of doubt, the provisions of Section 9.04(f) shall also apply to all non-pro rata assignments of Term Loans made to Affiliated Lenders, and the provisions of Section 9.04(h) shall also apply to all non-pro rata assignments of Term Loans made to Holdings or the Borrower.
     Summary. Affiliated Lenders, Holdings and the Borrower may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein; provided, that no more than one Auction may be ongoing at any one time and no more than four Auctions may be made in any period of four consecutive fiscal quarters of the Borrower.
     Notice Procedures. In connection with each Auction, Holdings, the Borrower or the applicable Affiliated Lender (as applicable) (the “Offeror”) will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager not less than 24 hours before the original Expiration Time.
     Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
     Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.
     Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.
     Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.
     Additional Procedures. Once initiated by an Auction Notice, the Offeror may withdraw an Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 9.04(f) or Section 9.04(h) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Section 9.04(f) or Section 9.04(h). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.
     All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Offeror, and the Auction Manager’s determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Offeror, will be final and binding.

     None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
     Immediately upon the consummation of an Auction pursuant to Section 9.04(h) of the Credit Agreement, the Term Loans subject to such Auction and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and neither Holdings nor the Borrower shall obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of the acquisition of any Term Loans subject to such Auction.
     This Exhibit H shall not require Holdings, the Borrower or any Affiliated Lender to initiate any Auction.

EXHIBIT I-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income
Tax Purposes)
          Reference is made to the Credit Agreement, dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AAH Holdings Corporation, Amscan Holdings, Inc., certain subsidiaries of Amscan Holdings, Inc., the Lenders party thereto from time to time and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise de-fined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 2.15(e)(i)(C) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:                     , 2010

EXHIBIT I-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax
Purposes)
          Reference is made to the Credit Agreement, dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AAH Holdings Corporation, Amscan Holdings, Inc., certain subsidiaries of Amscan Holdings, Inc., the Lenders party thereto from time to time and Credit Suisse, AG, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise de-fined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 2.15(e)(i)(C) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Term Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:                     , 2010

EXHIBIT I-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal
Income Tax Purposes)
          Reference is made to the Credit Agreement, dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AAH Holdings Corporation, Amscan Holdings, Inc., certain subsidiaries of Amscan Holdings, Inc., the Lenders party thereto from time to time and Credit Suisse, AG, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise de-fined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 2.15(e)(i)(C) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:                     , 2010

EXHIBIT I-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income
Tax Purposes)
          Reference is made to the Credit Agreement, dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AAH Holdings Corporation, Amscan Holdings, Inc., certain subsidiaries of Amscan Holdings, Inc., the Lenders party thereto from time to time and Credit Suisse, AG, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 2.15(e)(i)(C) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under-signed shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]
Dated:                     , 2010

I-8